Exhibit 99.3

VICI PROPERTIES L.P.

Consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019

With report of Independent Auditors

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of VICI Properties L.P. and the Board of Directors of VICI Properties Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of VICI Properties L.P. and subsidiaries (the “Partnership”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income, partners’ capital, and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 5 to the financial statements, effective January 1, 2020, the Partnership adopted Accounting Standard Update No. 2016-13 - Financial Instruments-Credit Losses (Topic 326) using the modified retrospective approach.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses— Refer to Notes 2 and 5 to the financial statements

Critical Audit Matter Description

The Partnership applies Accounting Standard Codification Topic 326- Financial Instruments-Credit Losses to measure and record current expected credit losses (“CECL”) using a discounted cash flow model for its sales-type leases, lease financing receivables and loans. This model requires the Partnership to develop cash flows which are used to project estimated credit losses over the life of the sales-type lease, lease financing receivable or loan and discount these cash flows at the asset’s effective interest rate.

Expected losses within the Partnership’s cash flows are determined by estimating the probability of default (“PD”) and loss given default (“LGD”) of its tenants or borrowers and their parent guarantors over the life of each sales-type lease, lease financing receivable or loan by using a model from an independent third-party provider. The PD and LGD are estimated during a reasonable and supportable period which is developed by using the current financial condition of the tenants or borrowers and their parent guarantors and applying it to a projection of economic conditions over a two-year term. The PD and LGD are also estimated for a long-term period by using the average historical default rates and historical loss rates of public companies that have similar credit profiles or characteristics to the Partnership’s tenants or borrowers and their parent guarantors. Significant inputs to the Partnership’s forecasting methods include the tenants’ short-term and long-term PD and LGD based on the tenant’s or borrower’s and their parent guarantor’s credit profile as well as the cash flows from each sales-type lease, lease financing receivable or loan.

Given the significant amount of judgment required by management to estimate the allowance for credit losses, performing audit procedures to evaluate the reasonableness of the estimated allowance for credit losses on the Partnership’s portfolio of sales-type leases, lease financing receivables and loans required a high degree of auditor judgment and increased effort, including the need to involve our credit specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the allowance for credit losses for the Partnership’s sales-type leases, lease financing receivables and loans included the following, among others:

•	We tested the effectiveness of controls over the allowance for credit losses, including management’s controls over the data used in the model.

•	With the assistance of our credit specialists, we evaluated the reasonableness of the model’s methodology, which includes PD and LGD assumptions.

•

We tested the inputs used to determine the short-term and long-term PD of the tenants or borrowers and their parent guarantors by agreeing the respective credit rating and equity value of each entity to independent data.

•	We reconciled the cash flow inputs used in the CECL model by agreeing them to the respective contractual agreements.

/s/ Deloitte & Touche LLP

New York, New York

April 18, 2022

We have served as the Partnership’s auditor since 2022.

VICI PROPERTIES L.P.

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit and per unit data)

	December 31, 2021	December 31, 2020
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$13,136,664	$13,027,644
Investments in leases - financing receivables, net	2,644,824	2,618,562
Investments in loans, net	498,002	536,721
Land	153,576	158,190
Cash and cash equivalents	705,566	286,245
Short-term investments	—	19,973
Other assets	344,014	305,720

Total assets	$17,482,646	$16,953,055

Liabilities
Debt, net	$4,694,523	$6,765,532
Accrued expenses and deferred revenue	110,056	150,214
Distributions payable	226,309	176,992
Other liabilities	361,270	457,138

Total liabilities	5,392,158	7,549,876

Commitments and Contingencies (Note 10)

Partners’ Capital
Partners’ capital, 628,942,092 and 536,669,722 operating partnership units issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	12,010,698	9,417,794
Accumulated other comprehensive income (loss)	884	(92,521)

Total partners’ capital	12,011,582	9,325,273
Non-controlling interest	78,906	77,906

Total capital attributable to partners	12,090,488	9,403,179

Total liabilities and partners’ capital	$17,482,646	$16,953,055

Note: As of December 31, 2021 and December 31, 2020, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $434.9 million, $91.1 million, $0.8 million and $6.5 million, respectively, and $454.2 million, $91.0 million, $1.8 million, and $6.9  million, respectively, of Allowance for credit losses. Refer to Note 5 - Allowance for Credit Losses for further details.

See accompanying Notes to Consolidated Financial Statements.

VICI PROPERTIES L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except unit and per unit data)

	Year Ended December 31,
	2021	2020	2019
Revenues
Income from sales-type and direct financing leases	$1,167,972	$1,007,508	$822,205
Income from operating leases	—	25,464	43,653
Income from lease financing receivables and loans	283,242	153,017	—
Other income	27,808	15,793	—

Total revenues	1,479,022	1,201,782	865,858
Operating expenses
General and administrative	33,122	30,654	24,569
Depreciation	121	116	16
Other expenses	27,808	15,793	—
Change in allowance for credit losses	(19,554)	244,517	—
Transaction and acquisition expenses	10,402	8,684	4,998

Total operating expenses	51,899	299,764	29,583

Interest expense	(392,390)	(308,605)	(248,384)
Interest income	103	6,712	6,489
Loss from extinguishment of debt	(15,622)	(39,059)	(58,143)
Gain upon lease modification	—	333,352	—

Income before income taxes	1,019,214	894,418	536,237
Income tax expense	(1,373)	(276)	(470)

Net income	1,017,841	894,142	535,767
Less: Net income attributable to non-controlling interest	(9,307)	(4,534)	(8,317)

Net income attributable to partners	$1,008,534	$889,608	$527,450

Net income per Partnership unit
Basic	$1.79	$1.76	$1.21
Diluted	$1.75	$1.74	$1.20

Weighted average number of Partnership units outstanding
Basic	564,467,362	506,140,642	435,071,096
Diluted	577,066,292	510,908,755	439,152,946

Other comprehensive income
Net income attributable to partners	$1,008,534	$889,608	$527,450
Unrealized gain (loss) on cash flow hedges	29,166	(27,443)	(42,954)
Reclassification of realized loss on cash flow hedges to net income	64,239	—	—

Comprehensive income attributable to partners	$1,101,939	$862,165	$484,496

See accompanying Notes to Consolidated Financial Statements.

VICI PROPERTIES L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(In thousands, except unit and per unit data)

	Partners’ Capital	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interest	Total
Balance as of December 31, 2018	$5,861,034	$(22,124)	$83,573	$5,922,483
Net income	527,450	—	8,317	535,767
Stock-based compensation	5,195	—	—	5,195
Contributions from Partners	1,813,127	—	—	1,813,127
Distributions to Partners	(260,739)	—	—	(260,739)
Distributions to non-controlling interest	—	—	(8,084)	(8,084)
Unrealized loss on cash flow hedges	—	(42,954)	—	(42,954)

Balance as of December 31, 2019	7,946,067	(65,078)	83,806	7,964,795

Cumulative effect of adoption of ASC 326	(307,114)	—	(2,248)	(309,362)
Net income	889,608	—	4,534	894,142
Stock-based compensation	7,322	—	—	7,322
Contributions from Partners	1,544,363	—	—	1,544,363
Distributions to Partners	(662,452)	—	—	(662,452)
Distributions to non-controlling interest	—	—	(8,186)	(8,186)
Unrealized loss on cash flow hedges	—	(27,443)	—	(27,443)

Balance as of December 31, 2020	9,417,794	(92,521)	77,906	9,403,179

Net income	1,008,534	—	9,307	1,017,841
Stock-based compensation	9,266	—	—	9,266
Contributions from Partners	2,405,602	—	—	2,405,602
Distributions to Partners	(830,498)	—	—	(830,498)
Distributions to non-controlling interest	—	—	(8,307)	(8,307)
Unrealized gain on cash flow hedges	—	29,166	—	29,166
Reclassification of realized loss on cash flow hedges to net income	—	64,239	—	64,239

Balance as of December 31, 2021	$12,010,698	$884	$78,906	$12,090,488

See accompanying Notes to Consolidated Financial Statements.

VICI PROPERTIES L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except unit and per unit data)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net income	$1,017,841	$894,142	$535,767
Adjustments to reconcile net income to cash flows provided by operating activities:
Non-cash leasing and financing adjustments	(119,969)	(41,764)	239
Stock-based compensation	9,266	7,322	5,195
Depreciation	121	116	16
Amortization of debt issuance costs and original issue discount	71,452	19,872	33,034
Change in allowance for credit losses	(19,554)	244,517	—
Loss on extinguishment of debt	15,622	39,059	58,143
Gain upon lease modification	—	(333,352)	—
Change in operating assets and liabilities:
Other assets	2,143	(3,885)	(6,330)
Accrued expenses and deferred revenue	(91,026)	46,402	35,267
Other liabilities	308	(97)	29

Net cash provided by operating activities	886,204	872,332	661,360

Cash flows from investing activities
Investments in leases - sales-type and direct financing	—	(1,407,260)	(846,723)
Investments in leases - financing receivables	(6,000)	(2,694,503)	—
Investments in loans	(33,614)	(535,476)	—
Principal repayments of lease financing receivables	543	1,961	—
Principal repayments of loan and receipts of deferred fees	70,448	—	—
Capitalized transaction costs	(20,697)	(264)	(8,698)
Investments in short-term investments	—	(19,973)	(97,586)
Maturities of short-term investments	19,973	59,474	141,337
Proceeds from sale of real estate	13,301	50,050	1,044
Acquisition of property and equipment	(15)	(589)	(610)

Net cash provided by (used in) investing activities	43,939	(4,546,580)	(811,236)

Cash flows from financing activities
Proceeds from February 2020 Senior Unsecured Notes	—	2,500,000	—
Proceeds from November 2019 Senior Unsecured Notes	—	—	2,250,000
Repayment of Term Loan B Facility	(2,100,000)	—	—
Redemption of Second Lien Notes	—	(537,538)	—
Repayment of CPLV CMBS Debt	—	—	(1,663,544)
Contributions from Partners	2,386,911	1,539,862	729,619
Distribution to Partners	(758,300)	(614,057)	(226,971)
CPLV CMBS Debt prepayment penalty reimbursement	—	55,401	—
Debt issuance costs	(31,126)	(57,794)	(56,055)
Distributions to non-controlling interests	(8,307)	(8,186)	(8,084)

Net cash (used in) provided by financing activities	(510,822)	2,877,688	1,024,965

VICI PROPERTIES L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Net increase (decrease) in cash, cash equivalents and restricted cash	419,321	(796,560)	875,089
Cash, cash equivalents and restricted cash, beginning of period	286,245	1,082,805	207,716

Cash, cash equivalents and restricted cash, end of period	$705,566	$286,245	$1,082,805

Supplemental cash flow information:
Cash paid for interest	$323,219	$262,464	$209,379
Cash paid for income taxes	1,397	561	490

Supplemental non-cash investing and financing activity:
Distributions payable	$226,309	$176,992	$137,059
Debt issuance costs payable	43,005	—	16,066
Deferred transaction costs payable	3,877	496	1,314
Non-cash change in Investments in leases - financing receivables	21,139	8,116	—
Lease liabilities arising from obtaining right-of-use assets	—	282,054	15,383
Transfer of Investments in leases - operating to Investments in leases - sales-type and direct financing due to modification of the Caesars Lease Agreements in connection with the Eldorado Transaction	—	1,023,179	—
Transfer of Investments in leases - operating to Land due to modification of the Caesars Lease Agreements in connection with the Eldorado Transaction	—	63,479	—
Non-cash contribution of real estate assets from partner	—	—	965,681
Non-cash contribution of short-term investments from partner	—	—	103,225
CPLV CMBS Debt prepayment penalty reimbursement receivable from Caesars	—	—	55,401

See accompanying Notes to Consolidated Financial Statements.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these notes, the words “Partnership,” “we,” “our,” and “us” refer to VICI Properties L.P. and its subsidiaries, on a consolidated basis, unless otherwise stated or the context requires otherwise.

We refer to (i) our consolidated Financial Statements as our “Financial Statements,” (ii) our consolidated Balance Sheets as our “Balance Sheet,” (iii) our consolidated Statements of Operations and Comprehensive Income as our “Statement of Operations,” and (iv) our consolidated Statement of Cash Flows as our “Statement of Cash Flows.” References to numbered “Notes” refer to the Notes to our Financial Statements.

“2025 Notes” refers to $750.0 million aggregate principal amount of 3.500% senior unsecured notes due 2025 issued by us and VICI Note Co. Inc., as Co-Issuer, in February 2020.

“2026 Notes” refers to $1.25 billion aggregate principal amount of 4.250% senior unsecured notes due 2026 issued by us and VICI Note Co. Inc., as Co-Issuer, in November 2019.

“2027 Notes” refers to $750.0 million aggregate principal amount of 3.750% senior unsecured notes due 2027 issued by us and VICI Note Co. Inc., as Co-Issuer, in February 2020.

“2029 Notes” refers to $1.0 billion aggregate principal amount of 4.625% senior unsecured notes due 2029 issued by us and VICI Note Co. Inc., as Co-Issuer, in November 2019.

“2030 Notes” refers to $1.0 billion aggregate principal amount of 4.125% senior unsecured notes due 2030 issued by us and VICI Note Co. Inc., as Co-Issuer, in February 2020.

“Apollo” refers to Apollo Global Management, Inc., a Delaware corporation, and, as the context requires, certain of its subsidiaries and affiliates.

“BREIT JV” refers to the joint venture between MGP and Blackstone Real Estate Income Trust, Inc. in which we will retain MGP’s existing 50.1% ownership stake following the closing of the MGP Transactions.

“Caesars” refers to Caesars Entertainment, Inc., a Delaware corporation, formerly Eldorado, following the consummation of the Eldorado/Caesars Merger on July 20, 2020 and Eldorado’s conversion to a Delaware corporation.

“Caesars Forum Convention Center” refers to the Caesars Forum Convention Center in Las Vegas, Nevada, and the approximately 28 acres of land upon which the Caesars Forum Convention Center is built and/or otherwise used in connection with or necessary for the operation of the Caesars Forum Convention Center.

“Caesars Lease Agreements” refer collectively to (i) prior to the consummation of the Eldorado Transaction, the CPLV Lease Agreement, the Non-CPLV Lease Agreement, the Joliet Lease Agreement and the HLV Lease Agreement, and (ii) from and after the consummation of the Eldorado Transaction, the Las Vegas Master Lease Agreement, the Regional Master Lease Agreement and the Joliet Lease Agreement, in each case, unless the context otherwise requires.

“Caesars Southern Indiana” refers to the real estate assets associated with the Caesars Southern Indiana Casino and Hotel, located in Elizabeth, Indiana, the operations of which were purchased by EBCI from Caesars on September 3, 2021, and which retained the Caesars brand name in accordance with the terms of a licensing agreement negotiated between EBCI and Caesars.

“Century Casinos” refers to Century Casinos, Inc., a Delaware corporation, and, as the context requires, its subsidiaries.

“Century Portfolio” refers to the real estate assets associated with the (i) Mountaineer Casino, Racetrack & Resort located in New Cumberland, West Virginia, (ii) Century Casino Caruthersville located in Caruthersville, Missouri and (iii) Century Casino Cape Girardeau located in Cape Girardeau, Missouri, which we purchased on December 6, 2019.

“Century Portfolio Lease Agreement” refers to the lease agreement for the Century Portfolio, as amended from time to time.

“Co-Issuer” refers to VICI Note Co. Inc., a Delaware corporation, and co-issuer of the Senior Unsecured Notes.

“CPLV CMBS Debt” refers to $1.55 billion of asset-level real estate mortgage financing of Caesars Palace Las Vegas, incurred by our subsidiary on October 6, 2017 and repaid in full on November 26, 2019.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

“CPLV Lease Agreement” refers to the lease agreement for Caesars Palace Las Vegas, as amended from time to time, which was combined with the HLV Lease Agreement into the Las Vegas Master Lease Agreement upon the consummation of the Eldorado Transaction.

“Credit Agreement” refers to the Credit Agreement, dated as of February 8, 2022, by and among us, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended from time to time.

“Credit Facilities” refers collectively to the Delayed Draw Term Loan and the Revolving Credit Facility.

“Delayed Draw Term Loan” refers to our three-year unsecured delayed draw term loan facility provided under the Credit Agreement.

“EBCI” refers to the Eastern Band of Cherokee Indians, a federally recognized Tribe located in western North Carolina, and, as the context requires, its subsidiary and affiliate entities.

“EBCI Lease Agreement” refers to the lease agreement for Caesars Southern Indiana, as amended from time to time.

“Eldorado” refers to Eldorado Resorts, Inc., a Nevada corporation, and, as the context requires, its subsidiaries. Following the consummation of the Eldorado/Caesars Merger on July 20, 2020, Eldorado converted to a Delaware corporation and changed its name to Caesars Entertainment, Inc.

“Eldorado Master Transaction Agreement” or “Eldorado MTA” refers to the Master Transaction Agreement dated June 24, 2019 with Eldorado relating to the Eldorado Transaction. The Eldorado MTA was previously referred to as the “Master Transaction Agreement” or “MTA”.

“Eldorado Transaction” refers to a series of transactions between us and Eldorado in connection with the Eldorado/Caesars Merger, including the acquisition of the Harrah’s Original Call Properties, modifications to the Caesars Lease Agreements, and rights of first refusal.

“Eldorado/Caesars Merger” refers to the merger consummated on July 20, 2020 under an Agreement and Plan of Merger pursuant to which a subsidiary of Eldorado merged with and into Pre-Merger Caesars, with Pre-Merger Caesars surviving as a wholly owned subsidiary of Caesars (which changed its name from Eldorado in connection with the closing of the Eldorado/ Caesars Merger).

“February 2020 Senior Unsecured Notes” refers collectively to the 2025 Notes, the 2027 Notes and the 2030 Notes.

“Greektown” refers to the real estate assets associated with the Greektown Casino-Hotel, located in Detroit, Michigan, which we purchased on May 23, 2019.

“Greektown Lease Agreement” refers to the lease agreement for Greektown, as amended from time to time.

“Hard Rock” means Seminole Hard Rock International, LLC, and, as the context requires, its subsidiary and affiliate entities.

“Hard Rock Cincinnati” refers to the casino-entitled land and real estate and related assets associated with the Hard Rock Cincinnati Casino, located in Cincinnati, Ohio, which we purchased on September 20, 2019.

“Hard Rock Cincinnati Lease Agreement” refers to the lease agreement for Hard Rock Cincinnati, as amended from time to time.

“Harrah’s Original Call Properties” refers to the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City, which we purchased on July 20, 2020 upon the consummation of the Eldorado Transaction. The Harrah’s Original Call Properties were previously referred to as the “MTA Properties”.

“HLV Lease Agreement” refers to the lease agreement for the Harrah’s Las Vegas facilities, as amended from time to time, which was combined with the CPLV Lease Agreement into the Las Vegas Master Lease Agreement upon the consummation of the Eldorado Transaction.

“JACK Entertainment” refers to JACK Ohio LLC, and, as the context requires, its subsidiary and affiliate entities.

“JACK Cleveland/Thistledown” refers to the casino-entitled land and real estate and related assets associated with the JACK Cleveland Casino located in Cleveland, Ohio, and the video lottery gaming and pari-mutuel wagering authorized land and real estate and related assets of JACK Thistledown Racino located in North Randall, Ohio, which we purchased on January 24, 2020.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

“JACK Cleveland/Thistledown Lease Agreement” refers to the lease agreement for JACK Cleveland/Thistledown, as amended from time to time.

“Joliet Lease Agreement” refers to the lease agreement for the facility in Joliet, Illinois, as amended from time to time.

“Las Vegas Master Lease Agreement” refers to the lease agreement for Caesars Palace Las Vegas and the Harrah’s Las Vegas facilities, as amended from time to time, from and after the consummation of the Eldorado Transaction.

“Lease Agreements” refer collectively to the Caesars Lease Agreements, the Penn National Lease Agreements, the Hard Rock Cincinnati Lease Agreement, the Century Portfolio Lease Agreement, the JACK Cleveland/Thistledown Lease Agreement, the EBCI Lease Agreement and the Venetian Lease Agreement, unless the context otherwise requires.

“Margaritaville” refers to the real estate of Margaritaville Resort Casino, located in Bossier City, Louisiana, which we purchased on January 2, 2019.

“Margaritaville Lease Agreement” refers to the lease agreement for Margaritaville, as amended from time to time.

“Mergers” refers to a series of transactions contemplated under the MGP Master Transaction Agreement, consisting of (i) the contribution of VICI REIT’s Partnership interest to VICI OP, which will serve as VICI REIT’s new operating company, followed by (ii) the merger of MGP with and into REIT Merger Sub, with REIT Merger Sub surviving the merger, followed by (iii) the distribution by REIT Merger Sub of the interests of the general partner of MGP OP to us and, (iv) the merger of REIT Merger Sub with and into MGP OP, with MGP OP surviving such merger.

“MGM” refers to MGM Resorts International, a Delaware corporation, and, as the context requires, its subsidiaries.

“MGM Master Lease Agreement” refers to the form of amended and restated triple-net master lease to be entered into by us and MGM with respect to certain MGM properties that will be owned by us upon consummation of the MGP Transactions.

“MGM Tax Protection Agreement” refers to the form of tax protection agreement that we have agreed to enter into with MGM upon consummation of the MGP Transactions.

“MGP” refers to MGM Growth Properties LLC, a Delaware limited liability company, and, as the context requires, its subsidiaries.

“MGP Master Transaction Agreement” refers to that certain Master Transaction Agreement between VICI REIT, MGP, MGP OP, the Partnership, Venus Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“REIT Merger Sub”), VICI Properties OP LLC, a Delaware limited liability company and parent of the Partnership (“VICI OP”), and MGM entered into on August 4, 2021.

“MGP OP” refers to MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, and, as the context requires, its subsidiaries.

“MGP OP Notes” refers collectively to the notes issued by MGP OP and MGP Finance Co-Issuer, Inc. (“MGP Co-Issuer” and, together with MGP OP, the “MGP Issuers”), consisting of (i) the 5.625% Senior Notes due 2024 issued pursuant to the indenture, dated as of April 20, 2016, (ii) the 4.625% Senior Notes due 2025 issued pursuant to the indenture, dated as of June 5, 2020, (iii) the 4.500% Senior Notes due 2026 issued pursuant to the indenture, dated as of August 12, 2016, (iv) the 5.750% Senior Notes due 2027 issued pursuant to the indenture, dated as of January 25, 2019, (v) the 4.500% Senior Notes due 2028 issued pursuant to the indenture, dated as of September 21, 2017, and (vi) the 3.875% Senior Notes due 2029 issued pursuant to the indenture, dated as of November 19, 2020, in each case, as amended or supplemented as of the date hereof, among the MGP Issuers, the subsidiary guarantors party thereto (the “MGP Subsidiary Guarantors”) and U.S. Bank National Association, as trustee (the “MGP Trustee”).

“MGP Transactions” refers, collectively, to a series of transactions pursuant to the MGP Master Transaction Agreement between VICI REIT, us, MGP and MGM and the other parties thereto in connection with VICI REIT’s acquisition of MGP, as contemplated by the MGP Master Transaction Agreement, including the MGM Tax Protection Agreement and the MGM Master Lease Agreement.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

“Non-CPLV Lease Agreement” refers to the lease agreement for regional properties (other than the facility in Joliet, Illinois) leased to Pre-Merger Caesars prior to the consummation of the Eldorado Transaction, as amended from time to time, which was replaced by the Regional Master Lease Agreement upon the consummation of the Eldorado Transaction.

“November 2019 Senior Unsecured Notes” refers collectively to the 2026 Notes and the 2029 Notes.

“Parent” refers to VICI REIT, as defined below.

“Partners” refers to the holders of the Partnership’s common units, including VICI REIT and such other holders from time to time.

“Penn National” refers to Penn National Gaming, Inc., a Pennsylvania corporation, and, as the context requires, its subsidiaries.

“Penn National Lease Agreements” refer collectively to the Margaritaville Lease Agreement and the Greektown Lease Agreement, unless the context otherwise requires.

“Pre-Merger Caesars” refers to Caesars Entertainment Corporation, a Delaware corporation, and, as the context requires, its subsidiaries. Following the consummation of the Eldorado/Caesars Merger on July 20, 2020, Pre-Merger Caesars became a wholly owned subsidiary of Caesars.

“Regional Master Lease Agreement” refers to the lease agreement for the regional properties (other than the facility in Joliet, Illinois) leased to Caesars, as amended from time to time, from and after the consummation of the Eldorado Transaction.

“Revolving Credit Facility” refers to our four-year unsecured revolving credit facility provided under the Credit Agreement.

“Second Lien Notes” refers to $766.9 million aggregate principal amount of 8.0% second priority senior secured notes due 2023 issued by our subsidiary in October 2017, the remaining $498.5 million aggregate principal amount outstanding as of December 31, 2019 of which was redeemed in full on February 20, 2020.

“Secured Revolving Credit Facility” refers to the five-year first lien revolving credit facility entered into by VICI PropCo in December 2017, as amended, which was terminated on February 8, 2022.

“Seminole Hard Rock” means Seminole Hard Rock Entertainment, Inc.

“Term Loan B Facility” refers to the seven-year senior secured first lien term loan B facility entered into by VICI PropCo in December 2017, as amended from time to time, which was repaid in full on September 15, 2021.

“Venetian Acquisition” refers to our acquisition of the Venetian Resort, with Apollo, which closed on February 23, 2022.

“Venetian Lease Agreement” refers to the lease agreement for the Venetian Resort.

“Venetian Resort” refers to the land and real estate assets associated with the Venetian Resort Las Vegas and Venetian Expo, located in Las Vegas, Nevada, which we purchased on February 23, 2022.

“Venetian Tenant” refers to an affiliate of certain funds managed by affiliates of Apollo.

“VICI Issuers” refers collectively to us and VICI Note Co. Inc., a Delaware corporation.

“VICI PropCo” refers to VICI Properties 1 LLC, a Delaware limited liability company and our wholly-owned subsidiary..

“VICI REIT” refers to VICI Properties Inc., a Maryland corporation and the direct parent company to us. VICI operates as a publicly traded real estate investment trust (“REIT”).

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 — Business and Organization

We are a Delaware partnership, and wholly owned subsidiary of VICI REIT, that is primarily engaged in the business of owning and acquiring gaming, hospitality and entertainment destinations, subject to long-term triple net leases. Our national, geographically diverse portfolio consisted of 27 market-leading properties, including Caesars Palace Las Vegas and Harrah’s Las Vegas (and following the closing of the acquisition of the Venetian Resort on February 23, 2022, our portfolio consists of 28 properties). Our properties are leased to, and our tenants are, subsidiaries of Caesars, Penn National, Hard Rock, Century Casinos, JACK Entertainment and EBCI (and following the closing of the acquisition of the Venetian Resort on February 23, 2022, an entity managed by Apollo also became one of our tenants).

Impact of the COVID-19 Pandemic on our Business

Since the emergence of the COVID-19 pandemic in early 2020, among the broader public health, societal and global impacts, the pandemic has resulted in governmental and/or regulatory actions imposing temporary closures or restrictions from time to time on our tenants’ operations at our properties. Although all of our leased properties are currently open and operating, without restriction in some jurisdictions, they remain subject to any current or future operating limitations, restrictions or closures imposed by governmental and/or regulatory authorities. While our tenants’ recent performance at many of our leased properties has been at or above pre-pandemic levels, our tenants may continue to face additional challenges and uncertainty due to the impact of the COVID-19 pandemic, such as complying with operational and capacity restrictions and ensuring sufficient employee staffing and service levels, and the sustainability of maintaining improved operating margins and financial performance. Due to prior closures, operating restrictions and other factors, our tenants’ operations, liquidity and financial performance have been adversely affected, and the ongoing nature of the pandemic, including emerging variants, may further adversely affect our tenants’ businesses and, accordingly, our business and financial performance could be adversely affected in the future.

All of our tenants have fulfilled their rent obligations through April 2022 and we regularly engage with our tenants in connection with their business performance, operations, liquidity and financial results. As a triple-net lessor, we believe we are generally in a strong creditor position and structurally insulated from operational and performance impacts of our tenants, both positive and negative. However, the full extent to which the COVID-19 pandemic continues to adversely affect our tenants, and ultimately impacts us, depends on future developments which cannot be predicted with confidence, including the actions taken to contain the pandemic or mitigate its impact, including the availability, distribution, public acceptance and efficacy of approved vaccines, new or mutated variants of COVID-19 (including vaccine-resistant variants) or a similar virus, the direct and indirect economic effects of the pandemic and containment measures on our tenants, our tenants’ financial performance and any future operating limitations or closures.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”), and with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation and Non-controlling Interest

The accompanying consolidated Financial Statements include our accounts and the accounts of our subsidiaries in which we have a controlling interest. All intercompany account balances and transactions have been eliminated in consolidation. We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities for which we or one of our consolidated subsidiaries is the primary beneficiary.

We present non-controlling interest and classify such interest as a component of consolidated equity, separate from Partners’ capital. Our non-controlling interest represents a 20% third-party ownership of Harrah’s Joliet LandCo LLC, the entity that owns the Harrah’s Joliet property and is the lessor under the related Joliet Lease Agreement.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from these estimates.

Reportable Segments

Our real property business represents one reportable segment. The real property business segment consists of leased real property and real estate lending activities and represents the entirety of our business.

Cash, Cash Equivalents and Restricted Cash

Cash consists of cash-on-hand and cash-in-bank. Highly liquid investments with an original maturity of three months or less from the date of purchase are considered cash equivalents and are carried at cost, which approximates fair value. As of December 31, 2021 and 2020, we did not have any restricted cash.

Short-Term Investments

Investments with an original maturity of greater than three months and less than one year from the date of purchase are considered short-term investments and are stated at fair value.

We may invest our excess cash in short-term investment grade commercial paper as well as discount notes issued by government-sponsored enterprises including the Federal Home Loan Mortgage Corporation and certain of the Federal Home Loan Banks. These investments generally have original maturities between 91 and 180 days and are accounted for as available for sale securities. Interest on our short-term investments is recognized as interest income in our Statement of Operations. We had $20.0 million of short-term investments as of December 31, 2020. We did not have any short-term investments as of December 31, 2021.

Investments in Leases - Sales-type, Net

We account for our investments in leases under ASC 842 “Leases” (“ASC 842”). Upon lease inception or lease modification, we assess lease classification to determine whether the lease should be classified as a direct financing, sales-type or operating lease. As required by ASC 842, we separately assess the land and building components of the property to determine the classification of each component. If the lease component is determined to be a direct financing or sales-type lease, we record a net investment in the lease, which is equal to the sum of the lease receivable and the unguaranteed residual asset, discounted at the rate implicit in the lease. Any difference between the fair value of the asset and the net investment in the lease is considered selling profit or loss and is either recognized upon execution of the lease or deferred and recognized over the life of the lease, depending on the classification of the lease. Since we purchase properties and simultaneously enter into new leases directly with the tenants, the net investment in the lease is generally equal to the purchase price of the asset, and, due to the long-term nature of our leases, the land and building components of an investment generally have the same lease classification.

We have determined that the land and building components of the Las Vegas Master Lease Agreement, the Regional Master Lease Agreement (excluding the Harrah’s Original Call Properties (as defined in Note 3 - Property Transactions)), the Joliet Lease Agreement, the Margaritaville Lease Agreement, the Greektown Lease Agreement, the Hard Rock Cincinnati Lease Agreement, the Century Portfolio Lease Agreement and the EBCI Lease Agreement meet the definition of a sales-type lease under ASC 842.

Investments in Leases - Financing Receivables, Net

In accordance with ASC 842, for transactions in which we enter into a contract to acquire an asset and lease it back to the seller under a sales-type lease (i.e., a sale leaseback transaction), control of the asset is not considered to have transferred to us. As a result, we do not recognize the underlying asset but instead recognize a financial asset in accordance with ASC 310 “Receivables” (“ASC 310”). The accounting for the financing receivable under ASC 310 is materially consistent with the accounting for our investments in leases - sales-type under ASC 842. We determined that the land and building components of the JACK Cleveland/Thistledown Lease Agreement meet the definition of a sales-type lease and, since we purchased and leased the assets back to the seller under a sale leaseback transaction, control is not considered to have transferred to us under GAAP.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accordingly, the JACK Cleveland/Thistledown Lease Agreement is accounted for as Investments in leases - financing receivables on our Balance Sheet, net of allowance for credit losses, in accordance with ASC 310.

Upon the consummation of the Eldorado Transaction on July 20, 2020, we reassessed the classification of the Caesars Lease Agreements and determined that the Harrah’s Original Call Properties Acquisitions (as defined in Note 3 - Property Transactions) meet the definition of a separate contract under ASC 842. In accordance with this guidance, we are required to separately assess the lease classification apart from the other assets in the Regional Master Lease Agreement. We determined that the land and building components of the Harrah’s Original Call Properties meet the definition of a sales-type lease and, since we purchased and leased the assets back to Caesars, control is not considered to have transferred to us under GAAP. Accordingly, the Harrah’s Original Call Properties are accounted for as Investments in leases - financing receivables on our Balance Sheet, net of allowance for credit losses, in accordance with ASC 310.

Lease Term

We assess the noncancelable lease term under ASC 842, which includes any reasonably assured renewal periods. All of our Lease Agreements provide for an initial term, with multiple tenant renewal options. We have individually assessed all of our Lease Agreements and concluded that the lease term includes all of the periods covered by extension options as it is reasonably certain our tenants will renew the Lease Agreements. We believe our tenants are economically compelled to renew the Lease Agreements due to the importance of our real estate to the operation of their business, the significant capital they have invested in our properties and the lack of suitable replacement assets.

Income from Leases and Lease Financing Receivables

We recognize the related income from our sales-type leases, direct financing leases and lease financing receivables on an effective interest basis at a constant rate of return over the terms of the applicable leases. As a result, the cash payments accounted for under sales-type leases, direct financing leases and lease financing receivables will not equal income from our Lease Agreements. Rather, a portion of the cash rent we receive is recorded as Income from sales-type and direct financing leases or Income from lease financing receivables and loans, as applicable, in our Statement of Operations and a portion is recorded as a change to Investments in leases - sales-type, net or Investments in leases - financing receivables, net, as applicable.

Under ASC 840, we determined that the land component of Caesars Palace Las Vegas was greater than 25% of the overall fair value of the combined land and building components. At lease inception, the land was determined to be an operating lease and we recorded the related income on a straight-line basis over the lease term. The amount of annual minimum lease payments attributable to the land element after deducting executory costs, including any profit thereon, was determined by applying the lessee’s incremental borrowing rate to the value of the land. Revenue from this lease was recorded as Income from operating leases in our Statement of Operations. Further, upon adoption of ASC 842 on January 1, 2019, we made an accounting policy election to use a package of practical expedients that, among other things, allow us to not reassess prior lease classifications or initial direct costs for leases that existed as of the balance sheet date. Upon the consummation of the Eldorado Transaction on July 20, 2020, the land component of Caesars Palace Las Vegas was reassessed for lease classification and determined to be a sales-type lease. Accordingly, subsequent to July 20, 2020, the income is recognized as Income from sales-type leases and we no longer have any leases classified as operating or direct financing and, as such, there is no longer any income recorded through Income from operating leases.

Initial direct costs incurred in connection with entering into investments classified as sales-type or direct financing leases are included in the balance of the net investment in lease. Such amounts will be recognized as a reduction to Income from investments in leases over the life of the lease using the effective interest method. Costs that would have been incurred regardless of whether the lease was signed, such as legal fees and certain other third-party fees, are expensed as incurred to Transaction and acquisition expenses in our Statement of Operations.

Loan origination fees and costs incurred in connection with entering into investments classified as lease financing receivables are included in the balance of the net investment and such amounts will be recognized as a reduction to Income from investments in loans and lease financing receivables over the life of the lease using the effective interest method.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investments in Loans, net

Investments in loans are held-for-investment and are carried at historical cost, net of unamortized loan origination costs and fees and allowances for credit losses. Income is recognized on an effective interest basis at a constant rate of return over the life of the related loan.

Allowance for Credit Losses

On January 1, 2020, we adopted ASC 326 “Financial Instruments-Credit Losses” (“ASC 326”), which requires that we measure and record current expected credit losses (“CECL”) for the majority of our investments, the scope of which includes our Investments in leases - sales-type, Investments in leases - financing receivables and Investments in loans.

We have elected to use a discounted cash flow model to estimate the Allowance for credit losses, or CECL allowance. This model requires us to develop cash flows which is used to project estimated credit losses over the life of the lease or loan and discount these cash flows at the asset’s effective interest rate. We then record a CECL allowance equal to the difference between the amortized cost basis of the asset and the present value of the expected credit loss cash flows.

Expected losses within our cash flows are determined by estimating the probability of default (“PD”) and loss given default (“LGD”) of our tenants or borrowers and their parent guarantors over the life of each individual lease or financial asset. We have engaged a nationally recognized data analytics firm to assist us with estimating both the PD and LGD of our tenants or borrowers and their parent guarantors. The PD and LGD are estimated during a reasonable and supportable period for which we believe we are able to estimate future economic conditions (the “R&S Period”) and a long-term period for which we revert to long-term historical averages (the “Long-Term Period”). The PD and LGD estimates for the R&S Period are developed using the current financial condition of the tenant or borrower and the parent guarantor and applied to a projection of economic conditions over a two-year term. The PD and LGD for the Long-Term Period are estimated using the average historical default rates and historical loss rates, respectively, of public companies over the past 35 years that have similar credit profiles or characteristics to our tenants or borrowers and their parent guarantors. We are unable to use our historical data to estimate losses as we have no loss history to date.

The CECL allowance is recorded as a reduction to our net Investments in leases - sales-type, Investments in leases - financing receivables and Investments in loans on our Balance Sheet. We are required to update our CECL allowance on a quarterly basis with the resulting change being recorded in the Statement of Operations for the relevant period. Finally, each time we make a new investment in an asset subject to ASC 326, we are required to record an initial CECL allowance for such asset, which will result in a non-cash charge to the Statement of Operations for the relevant period.

We are required to estimate a CECL allowance related to contractual commitments to extend credit, such as future funding commitments under a revolving credit facility, delayed draw term loan or construction loan. We estimate the amount that we will fund for each contractual commitment based on (i) discussions with our borrowers, (ii) our borrowers’ business plans and financial condition and (iii) other relevant factors. Based on these considerations, we apply a CECL allowance to the estimated amount of credit we expect to extend. The CECL allowance for unfunded commitments is calculated using the same methodology as the allowance for all of our other investments subject to the CECL model. The CECL allowance related to these future commitments is recorded as a component of Other liabilities on our Balance Sheet.

Charge-offs are deducted from the allowance in the period in which they are deemed uncollectible. Recoveries previously written off are recorded when received. There were no charge-offs or recoveries for the years ended December  31, 2021, 2020 and 2019.

Refer to Note 5 - Allowance for Credit Losses for further information.

Investments in Land

Our investments in land are held at historical cost and comprised of the following:

•	Las Vegas Land. We own certain underdeveloped or undeveloped land adjacent to the Las Vegas strip.

•	Vacant, Non-Operating Land. We own certain vacant, non-operating land parcels located outside of Las Vegas.

•

Eastside Property. In 2017, we sold 18.4 acres of property located in Las Vegas, Nevada, east of Harrah’s Las Vegas, known as the Eastside Property, to Caesars for a sales price of $73.6 million. It was determined that the transaction did not meet the requirements of a completed sale for accounting purposes due to a put/call option on the land parcels and the Caesars Forum Convention Center. The amount of $73.6 million is presented as Land with a corresponding amount of $73.6 million recorded in Other liabilities in our Balance Sheet.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Impairment

We assess our investments in land for impairment under ASC 360 “Property, Plant and Equipment” (“ASC 360”) on a quarterly basis or whenever certain events or changes in circumstances indicate a possible impairment of the carrying value of the asset. Events or circumstances that may occur include changes in management’s intended holding period or potential sale to a third party, significant changes in real estate market conditions or tenant financial difficulties resulting in non-payment of the lease.

Impairments are measured as the amount by which the current book value of the asset exceeds the estimated fair value of the asset. With respect to estimated expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows.

Other income and Other expenses

Other income primarily represents sub-lease income related to certain ground and use leases. Under the Lease Agreements, the tenants are required to pay all costs associated with such ground and use leases and provides for their direct payment to the landlord. This income and the related expense are recorded on a gross basis in our Statement of Operations as required under GAAP as we are the primary obligor under the ground and use leases.

We previously recorded the sub-lease income as a component of General and administrative expenses on a net basis with the sub-lease expense. Beginning with the three months ended March 31, 2020, we recorded these amounts to be presented gross in Other income with an offsetting amount in Other expenses within the Statement of Operations. For the year ended December 31, 2019, such amounts, included net in General and administrative expenses, were $2.9 million.

Fair Value Measurements

We measure the fair value of financial instruments based on assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions. In accordance with the fair value hierarchy, Level 1 assets/liabilities are valued based on quoted prices for identical instruments in active markets, Level 2 assets/ liabilities are valued based on quoted prices in active markets for similar instruments, on quoted prices in less active or inactive markets or on other “observable” market inputs, and Level 3 assets/liabilities are valued based significantly on “unobservable” market inputs.

Refer to Note 9 - Fair Value for further information.

Derivative Financial Instruments

We record our derivative financial instruments as either Other assets or Other liabilities on our Balance Sheet at fair value.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows are considered cash flow hedges. We formally document our hedge relationships and designation at the contract’s inception. This documentation includes the identification of the hedging instruments and the hedged items, its risk management objectives, strategy for undertaking the hedge transaction and our evaluation of the effectiveness of its hedged transaction.

On a quarterly basis, we also assess whether the derivative we designated in each hedging relationship is expected to be, and has been, highly effective in offsetting changes in the value or cash flows of the hedged transactions. If it is determined that a derivative is not highly effective at hedging the designated exposure, hedge accounting is discontinued and the changes in fair value of the instrument are included in Net income prospectively. If the hedge relationship is terminated, then the value of the derivative previously recorded in Accumulated other comprehensive income (loss) is recognized in earnings when the hedged transactions affect earnings. Changes in the fair value of our derivative instruments that qualify as hedges are reported as a component of Accumulated other comprehensive income (loss) on our Balance Sheet with a corresponding change in Unrealized gain (loss) on cash flows hedges within Other comprehensive income on our Statement of Operations.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We use derivative instruments to mitigate the effects of interest rate volatility, whether from variable rate debt or future forecasted transactions, which could unfavorably impact our future earnings and forecasted cash flows. We do not use derivative instruments for speculative or trading purposes.

Income Taxes

All federal and state income tax liabilities and/or benefits of the Partnership are passed through to the Partners. As such, no recognition of federal and state income taxes for the Partnership, or its subsidiaries that are organized as limited liability companies treated as partnerships, have been provided for in the Financial Statements, however certain local jurisdictions in which we operate require an income tax. Specifically, we have recognized $1.4 million of local income tax expense related to Hard Rock Cincinnati and JACK Cleveland/Thistledown.

VICI REIT operates and qualifies as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, and, accordingly, the Partnership also operates as a REIT to enable VICI REIT to continue to qualify for REIT status for its U.S. federal income tax purposes. As a REIT, VICI REIT generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes all of its net taxable income to its stockholders and maintains its qualification as a REIT.

We recognize any interest and penalties, as incurred, in general and administrative expenses in our Statement of Operations.

Debt Issuance Costs

Debt issuance costs are deferred and amortized to interest expense over the contractual term of the underlying indebtedness. We present unamortized deferred financing costs as a direct deduction from the carrying amount of the associated debt liability.

Transaction and Acquisition Expenses

Transaction and acquisition-related expenses that are not capitalizable under GAAP, including most leasing costs under ASC 842, are expensed in the period they occur. Transaction and acquisition expenses also include dead deal costs.

Stock-Based Compensation

Employees of the Partnership receive stock-based compensation from our parent company, VICI REIT, which we are required to record on the Partnerships’ financial statements in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”). ASC 718 requires us to expense the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This expense is recognized ratably over the requisite service period following the date of grant. For non-vested share awards that vest over a predetermined time period, we use the 10-day volume weighted average price using the 10 trading days ending on the grant date. For non-vested share awards that vest based on market conditions, we use a Monte Carlo simulation (risk-neutral approach) to determine the value of each tranche.

The unrecognized compensation relating to awards under our stock incentive plan will be amortized to general and administrative expense over the awards’ remaining vesting periods. Vesting periods for award of equity instruments range from zero to three years.

See Note 12—Stock-Based Compensation for further information related to the stock-based compensation.

Earnings Per Unit

Earnings per unit (“EPU”) is calculated in accordance with ASC 260, “Earnings Per Share”. Basic EPU is computed by dividing net income applicable to partners’ capital by the weighted-average number of partnership units outstanding during the period. Diluted EPU reflects the additional dilution for all potentially dilutive securities, including those from the stock incentive plan and forward sale agreements of VICI REIT.

See Note 11—Earnings Per Unit for the detailed EPU calculation.

Concentrations of Credit Risk

Caesars is the guarantor of all the lease payment obligations of the tenants under the respective leases of the properties that it leases from us. Revenue from the Caesars Lease Agreements represented 85%, 84%, and 93% of our lease revenues for the years ended December 31, 2021, 2020 and 2019, respectively. Additionally, our properties on the Las Vegas Strip generated approximately 32%, 30%, and 33% of our lease revenues for the years ended December 31, 2021, 2020 and 2019, respectively. Following the MGP Transactions, MGM will be guarantor of all the lease payment obligations of the tenants under the MGM Master Lease Agreement. We do not believe there are any other significant concentrations of credit risk.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Caesars and MGM are publicly traded companies that are subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and are required to file periodic reports on Form 10-K and Form 10-Q and current reports on Form 8-K with the SEC. Caesars’ and MGM’s SEC filings are available to the public from the SEC’s web site at www.sec.gov. We make no representation as to the accuracy or completeness of the information regarding Caesars and MGM that is available through the SEC’s website or otherwise made available by Caesars, MGM or any third party, and none of such information is incorporated by reference herein.

Note 3 — Property Transactions

Summary of Recent Activities 2021 Transactions

Our significant activities in 2021 are as follows:

MGP Transactions

On August 4, 2021, we entered into the MGP Master Transaction Agreement, pursuant to which we will acquire MGP for total consideration of $17.2 billion, inclusive of the assumption of approximately $5.7 billion of debt. MGP is a publicly traded gaming REIT and the MGP Transactions will add $1,009.0 million of annualized rent to our portfolio from 15 Class A entertainment casino resort properties spread across nine regions and comprising 33,000 hotel rooms, 3.6 million square feet of meeting and convention space and hundreds of food, beverage and entertainment venues.

MGP’s portfolio, including properties owned by the BREIT JV, includes seven large-scale entertainment and gaming-related properties located on the Las Vegas Strip: Mandalay Bay, MGM Grand Las Vegas, The Mirage, Park MGM, New York-New York (and The Park, a dining and entertainment district located between New York-New York and Park MGM), Luxor and Excalibur. Outside of Las Vegas, MGP also owns eight high-quality casino resort properties: MGM Grand Detroit in Detroit, Michigan, Beau Rivage in Biloxi, Mississippi, Gold Strike Tunica in Tunica, Mississippi, Borgata in Atlantic City, New Jersey, MGM National Harbor in Prince George’s County, Maryland, MGM Northfield Park in Northfield, Ohio, Empire City in Yonkers, New York and MGM Springfield in Springfield, Massachusetts. MGP’s portfolio includes two of the five largest hotels in the United States and two of the three largest Las Vegas resorts by room count and convention space.

We expect the MGP Transactions, which are subject to customary closing conditions, including regulatory approvals, to be completed in the first half of 2022. However, we can provide no assurances that the MGP Transactions will close in the anticipated timeframe, on the contemplated terms or at all.

The following is a summary of the contemplated agreements and related activities under the MGP Transactions:

•

MGP Master Transaction Agreement. On August 4, 2021, we and VICI REIT entered into the MGP Master Transaction Agreement with MGP, MGP OP, REIT Merger Sub, VICI OP, and MGM. Pursuant to the terms and subject to the conditions set forth in the MGP Master Transaction Agreement, at the effective time of the REIT Merger, each outstanding Class A common share, no par value per share, of MGP (“MGP Common Shares”) (other than MGP Common Shares then held in treasury by MGP or owned by any of MGP’s wholly owned subsidiaries) will be converted into the right to receive 1.366 (the “Exchange Ratio”) shares of common stock of VICI REIT (such consideration, the “REIT Merger Consideration”), plus the right, if any, to receive cash in lieu of fractional shares of the common stock of VICI REIT into which such MGP Common Shares would have been converted pursuant to the terms and subject to the conditions set forth in the MGP Master Transaction Agreement. The outstanding Class B common share, no par value per share, of MGP (the “Class B Share”), which is held by MGM, will be cancelled at the effective time of the REIT Merger. The REIT Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Following the REIT Merger, pursuant to and subject to the terms set forth in the MGP Master Transaction Agreement, at the effective time of the Partnership Merger, each limited partnership unit in MGP OP (other than the limited partnership units in MGP OP held by REIT Merger Sub or any subsidiary of MGP OP), all of which are held by MGM and certain of its subsidiaries, will be converted into the right to receive a number of limited liability company units of

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

VICI OP (“VICI OP Units”, and such consideration, the “Partnership Merger Consideration”) equal to the Exchange Ratio. We will redeem a majority of the VICI OP Units to be received by MGM in the Partnership Merger for $4,404.0 million in cash (the “Redemption Consideration”) using the proceeds of long-term debt financing or, if unavailable, borrowings under the MGP Transactions Bridge Facility (as defined below) on the closing date of the Mergers (the “Redemption”). Following the Redemption, MGM will retain approximately 12.0 million VICI OP Units.

The MGP Master Transaction Agreement contains customary covenants, representations, warranties, and closing conditions, as well as certain termination rights for MGP and us, in each case, as more fully described in the MGP Master Transaction Agreement. The consummation of the Mergers is also subject to certain customary closing conditions, including regulatory approvals.

•

MGM Master Lease Agreement and BREIT JV Lease. Simultaneous with the closing of the Mergers, we will enter into the MGM Master Lease Agreement. The MGM Master Lease Agreement will have an initial term of 25 years, with three 10-year tenant renewal options and will have an initial total annual rent of $860.0 million, which will be reduced by $90.0 million to $770.0 million, subject to MGM’s pending sale of the operations of the Mirage to Hard Rock and entrance into the Mirage Lease. Rent under the MGM Master Lease Agreement will escalate at a rate of 2.0% per annum for the first 10 years and thereafter at the greater of 2.0% per annum or the increase in the consumer price index (“CPI”), subject to a 3.0% cap. The tenant’s obligations under the MGM Master Lease will be guaranteed by MGM.

Additionally, we will retain MGP’s existing 50.1% ownership stake in the BREIT JV, which owns the real estate assets of MGM Grand Las Vegas and Mandalay Bay. The BREIT JV lease will remain unchanged and provides for current total annual base rent of approximately $298.0 million, of which approximately $149.0 million is attributable to MGP’s investment in the BREIT JV, and an initial term of thirty years with two 10-year tenant renewal options. Rent under the BREIT JV lease escalates at a rate of 2.0% per annum for the first fifteen years and thereafter at the greater of 2.0% per annum or CPI, subject to a 3.0% cap. The tenant’s obligations under the BREIT JV lease will be guaranteed by MGM.

•

Tax Protection Agreement. In connection with the closing of the MGP Transactions, VICI REIT and VICI OP have agreed with MGM to enter into a tax protection agreement (the “MGM Tax Protection Agreement”) pursuant to which VICI OP will agree, subject to certain exceptions, for a period of 15 years following the closing of the Mergers (subject to early termination under certain circumstances), to indemnify MGM and certain of its subsidiaries (the “Protected Parties”) for certain tax liabilities resulting from (1) the sale, transfer, exchange or other disposition of a property owned directly or indirectly by MGP OP immediately prior to the closing date of the Mergers (each, a “Protected Property”), (2) a merger, consolidation, transfer of all assets of, or other significant transaction involving VICI OP pursuant to which the ownership interests of the Protected Parties in VICI OP are required to be exchanged in whole or in part for cash or other property, (3) the failure of VICI OP to maintain approximately $8.5 billion of nonrecourse indebtedness allocable to MGM, which amount may be reduced over time in accordance with the MGM Tax Protection Agreement, and (4) the failure of VICI OP or VICI REIT to comply with certain tax covenants that would impact the tax liabilities of the Protected Parties. In the event that VICI OP or VICI REIT breaches restrictions in the MGM Tax Protection Agreement, VICI OP will be liable for grossed-up tax amounts associated with the income or gain recognized as a result of such breach. In addition, the BREIT JV previously entered into a tax protection agreement with MGM with respect to built-in gain and debt maintenance related to MGM Grand Las Vegas and Mandalay Bay, which is effective through mid-2029, and by acquiring MGP, the we will bear its 50.1% proportionate share in the BREIT JV of any indemnity under this existing tax protection agreement.

•

Exchange Offers and Consent Solicitations. On September 13, 2021, VICI REIT announced that the VICI Issuers commenced (i) private exchange offers to certain eligible holders (collectively, the “Exchange Offers”) for any and all of each series of the MGP OP Notes for up to an aggregate principal amount of $4.2 billion of new notes issued by the VICI Issuers and (ii) consent solicitations with respect to each series of MGP OP Notes (collectively, the “Consent Solicitations”) to adopt certain proposed amendments to each of the indentures governing the MGP OP Notes (collectively, the “MGP OP Notes Indentures”), which, among other things, eliminate or modify certain of the covenants, restrictions, provisions and events of default in each of the MGP OP Notes Indentures.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On September 27, 2021, VICI REIT announced the early tender results of the Exchange Offers and the early participation results of the Consent Solicitations, as well as the extension of the expiration date of the Exchange Offers from October 12, 2021 to December 31, 2021 (such date and time, as the same may be further extended, the “Expiration Date”). Following the receipt of the requisite consents pursuant to the Consent Solicitations, on September 23, 2021, the MGP Issuers executed supplemental indentures to each of the MGP OP Notes Indentures in order to effect the proposed amendments (the “MGP OP Supplemental Indentures”). The MGP OP Supplemental Indentures will become operative upon the settlement of the Exchange Offers and the Consent Solicitations (the “Settlement Date”), which is expected to occur promptly after the Expiration Date on or about the closing date of the Mergers. To the extent the consummation of the MGP Transactions is not anticipated to occur on or before the then-anticipated Settlement Date, for any reason, the VICI Issuers anticipate continuing to extend the Expiration Date until such time that the Mergers may be consummated on or before the Settlement Date. On December 28, 2021, VICI REIT announced the further extension of the Expiration Date from December 31, 2021 to February 15, 2022. On February 14, 2022, VICI REIT announced the further extension of the Expiration Date to March 31, 2022. The Expiration Date was again extended on March 31, 2022 to April 14, 2022 and, on April 14, 2022, to April 29, 2022.

The Exchange Offers and Consent Solicitations are being made solely pursuant to the terms and conditions set forth in the confidential offering memorandum, dated September 13, 2021, in a private offering exempt from, or not subject to, registration under the Securities Act of 1933, as amended (the “Securities Act”), and are subject to the satisfaction of certain conditions, including the consummation of the Mergers.

•

Mirage Severance Lease. On December 13, 2021, in connection with MGM’s agreement to sell the operations of the Mirage Hotel & Casino to Hard Rock, we agreed to enter into a new separate lease with Hard Rock related to the operation of the Mirage (the “Mirage Lease”), and enter into an amendment to the MGM Master Lease Agreement relating to the sale of the Mirage. The Mirage Lease will have initial annual base rent of $90.0 million with other economic terms substantially similar to the MGM Master Lease Agreement, including a base term of 25 years with three 10-year tenant renewal options, escalation of 2.0% per annum (with escalation of the greater of 2.0% and CPI, capped at 3.0%, beginning in lease year 11) and minimum capital expenditure requirements of 1.0% of annual net revenue. The MGM Master Lease Agreement will be amended to account for MGM’s divestiture of the Mirage operations and will result in a reduction of the initial annual base rent under the MGM Master Lease Agreement by $90.0 million. We expect these transactions to be completed in the second half of 2022, and they remain subject to customary closing conditions, regulatory approvals and the closing of the MGP Transactions. Additionally, subject to certain conditions, we may fund up to $1.5 billion of Hard Rock’s redevelopment plan for the Mirage through VICI REIT’s arrangements with certain tenants for the funding of “same-store” capital improvements, including redevelopment, new construction projects and other property improvements, in exchange for increased rent pursuant to the terms of our existing Lease Agreements (the “Partner Property Growth Fund”). Specific terms of the redevelopment and related funding remain under discussion and subject to final documentation.

BigShots Loan

Subsequent to year end, on April 11, 2022, we entered into a loan with BigShots Golf (“BigShots Golf”) a subsidiary of ClubCorp Holdings, Inc. (“ClubCorp”), an Apollo Global Management fund portfolio company, to provide up to $80.0 million of mortgage financing (“BigShots Loan”) for the construction of certain new BigShots Golf facilities throughout the United States. The BigShots Loan bears interest at a rate of 10.0% per annum and has an initial term of five years with two successive 12-month extension options, subject to certain conditions. Our commitment to fund the loan will be subject to customary terms and conditions in disbursements to the borrower based upon construction of the development. In addition, we entered into a right of first offer and call right agreement, whereby we have a call right to acquire the real estate assets associated with any BigShots Golf facility financed by us, which transaction will be structured as a sale leaseback. In addition, for so long as the BigShots Loan remains outstanding and we continue to hold a majority interest therein, subject to additional terms and conditions, we will have a right of first offer on any multi-site mortgage, mezzanine, preferred equity, or other similar financing that is treated as debt to be obtained by BigShots Golf (or any of its affiliates) in connection with the development of BigShots Golf facilities.

Venetian Acquisition

Subsequent to year end, on February 23, 2022, we closed on the previously announced transaction to acquire all of the land and real estate assets associated with the Venetian Resort from LVS for $4.0 billion in cash, and the Venetian Tenant acquired the operating assets of the Venetian Resort for $2.25 billion, of which $1.2 billion is in the form of a secured term loan from LVS and the remainder was paid in cash. We funded the Venetian Acquisition with (i) $3.2 billion in net proceeds contributed to us from VICI REIT’s physical settlement of its outstanding forward sale agreements, (ii) an initial draw on the Revolving Credit Facility of $600.0 million, and (iii) cash on hand. Simultaneous with the closing of the Venetian Acquisition, we entered into the Venetian Lease Agreement with the Venetian Tenant. The Venetian Lease Agreement has an initial total annual rent of $250.0 million and an initial term of 30 years, with two ten-year tenant renewal options. The annual rent will be subject to escalation equal to the greater of 2.0% and the increase in the CPI, capped at 3.0%, beginning in the earlier of (i) the beginning of the third lease year, and (ii) the month following the month in which the net revenue generated by the Venetian Resort returns to its 2019 level (the year immediately prior to the onset of the COVID-19 pandemic) on a trailing twelve-month basis. We anticipate that the land and building components of the Venetian Lease Agreement will meet the definition of a sales-type lease and accordingly, during the three months ended March 31, 2022, we will record the corresponding asset, including related transaction and acquisition expenses, with an offsetting CECL allowance in Investments in leases - sales-type and direct financing on our Balance Sheet.

In connection with the Venetian Acquisition, we entered into a Property Growth Fund Agreement (“Venetian PGFA”) with the Venetian Tenant. Under the Venetian PGFA we agreed to provide up to $1.0 billion for various development and construction projects affecting the Venetian Resort to be identified by the Venetian Tenant and that satisfy certain criteria more particularly set forth in the Venetian PGFA, in consideration of additional incremental rent to be paid by the Venetian Tenant under the Venetian Lease Agreement and calculated in accordance with a formula set forth in the Venetian PGFA. Upon execution of the PGFA we will be required to estimate a CECL allowance related to the contractual commitments to extend credit, which will be in part based on our best estimates of funding such commitments. Accordingly, during the three months ended March 31, 2022, we will record a CECL allowance for our unfunded commitment in Other liabilities.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In addition, LVS agreed with the Venetian Tenant pursuant to an agreement (the “Contingent Lease Support Agreement”) entered into simultaneously with the closing of the Venetian Acquisition to provide lease payment support designed to guarantee the Venetian Tenant’s rent obligations under the Venetian Lease Agreement through 2023, subject to early termination if EBITDAR (as defined in such agreement) generated by the Venetian Resort in 2022 equals or exceeds $550.0 million, or a tenant change of control occurs. We are a third-party beneficiary of the Contingent Lease Support Agreement and have certain enforcement rights pursuant thereto. The Contingent Lease Support Agreement is limited to coverage of the Venetian Tenant’s rent obligations and does not cover any environmental expenses, litigation claims, or any cure or enforcement costs. The obligations of the Venetian Tenant under the Venetian Lease Agreement are not guaranteed by Apollo or any of its affiliates. After the termination of the Contingent Lease Support Agreement, the Venetian Tenant will be required to provide a letter of credit to secure seven and one-half months of the rent, real estate taxes and assessments and insurance obligations of the Venetian Tenant if the operating results from the Venetian Resort do not exceed certain thresholds.

Sale of Louisiana Downs

On November 1, 2021, we and Caesars closed on the previously announced transaction to sell Harrah’s Louisiana Downs Casino for $22.0 million to Rubico Acquisition Corp. We received $5.5 million of the proceeds from the sale and Caesars received $16.5 million of the proceeds. We did not recognize any gain or loss on the sale of Louisiana Downs as the asset was sold at its carrying amount. The annual rent payments under the Regional Master Lease Agreement remain unchanged following completion of the disposition.

Caesars Southern Indiana Lease Agreement

On September 3, 2021, in connection and concurrent with EBCI’s acquisition of the operations of Caesars Southern Indiana from Caesars, we entered into a triple-net lease agreement with a subsidiary of EBCI, the EBCI Lease Agreement, with respect to the real property associated with Caesars Southern Indiana. Initial total annual rent under the lease with EBCI is $32.5 million. The lease has an initial term of 15 years, with four 5-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by EBCI. Annual base rent payments under the Regional Master Lease Agreement were reduced by $32.5 million upon completion of EBCI’s acquisition of the operations of Caesars Southern Indiana and the execution of the EBCI Lease Agreement. We determined that the land and building components of the EBCI Lease Agreement meet the definition of a sales-type lease and, as the asset continues to meet the definition of a sales-type lease under ASC 842, the existing lease balance of Caesars Southern Indiana was transferred from Caesars to EBCI, as the new tenant, and the income is recognized using the revised rate implicit in the lease. In addition, as part of the transaction, EBCI and Caesars entered into a right of first refusal agreement pursuant to which we have the first right to enter into a sale leaseback transaction with respect to the real property associated with the development of a new casino resort in Danville, Virginia (the “Danville ROFR Agreement”).

Great Wolf Mezzanine Loan

On June 16, 2021, we entered into a mezzanine loan agreement (the “Great Wolf Mezzanine Loan”) with an affiliate of Great Wolf Resorts, Inc. (“Great Wolf”) to provide up to $79.5 million in financing to partially fund the development of the Great Wolf Lodge Maryland, an expansive 48-acre indoor water park resort located in Perryville, MD. The Great Wolf Mezzanine Loan bears interest at a rate of 8.0% per annum and has an initial term of three years with two successive 12-month extension options, subject to certain conditions. Our commitment will be funded subject to customary terms and conditions in disbursements to the borrower based upon construction of the development and, as of December 31, 2021, approximately $33.6 million of the funds have been disbursed. We expect to fund our entire $79.5 million commitment by mid-2022.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In addition, pursuant to a non-binding letter agreement, we will have the opportunity for a period of up to five years to provide up to a total of $300.0 million of mezzanine financing, inclusive of the $79.5 million related to the Great Wolf Lodge Maryland, for the development and construction of Great Wolf’s extensive domestic and international indoor water park resort pipeline.

2020 Transactions

Our significant activities in 2020, in reverse chronological order, are as follows:

Sale of Harrah’s Reno and Bally’s Atlantic City

On September 30, 2020, we and Caesars closed on the previously announced transaction to sell Harrah’s Reno to a third party at a purchase price of $41.5 million. Pursuant to the agreement, we received $31.1 million of the proceeds of the sale and Caesars received $10.4 million of the proceeds. We did not recognize any gain or loss on the sale of Harrah’s Reno as the asset was sold at its carrying amount. The annual rent payments under the Regional Master Lease Agreement remain unchanged following completion of the disposition.

On November 18, 2020, we and Caesars closed on the previously announced transaction to sell Bally’s Atlantic City Hotel & Casino for $25.0 million to Bally’s Corporation. We received approximately $19.0 million of the proceeds from the sale and Caesars received approximately $6.0 million of the proceeds. We did not recognize any gain or loss on the sale of Bally’s Atlantic City as the asset was sold at its carrying amount. The annual rent payments under the Regional Master Lease Agreement remain unchanged following completion of the disposition.

Caesars Forum Convention Center Mortgage Loan

On September 18, 2020, we entered into a mortgage loan agreement with a subsidiary of Caesars (the “Forum Convention Center Borrower”) pursuant to which we loaned $400.0 million to the Forum Convention Center Borrower for a term of five years, prepayable beginning in year three, subject to certain conditions (the “Forum Convention Center Mortgage Loan”). The Forum Convention Center Mortgage Loan is secured by, among other things, a first priority fee mortgage on the Caesars Forum Convention Center. The interest rate on the Forum Convention Center Mortgage Loan was initially 7.7% per annum, with annual interest payments subject to 2.0% annual escalation (resulting in year two annual interest of $31.4 million based on a year two interest rate of 7.854%), with interest paid monthly in cash in arrears.

Amended and Restated Convention Center Put-Call Agreement

On September 18, 2020, concurrent with the entry into the Forum Convention Center Mortgage Loan, we and a subsidiary of Caesars amended and restated the Amended and Restated Put-Call Right Agreement entered into on July 20, 2020 in connection with the consummation of the Eldorado Transaction (as further amended, the “A&R Convention Center Put-Call Agreement”) related to the Caesars Forum Convention Center. The A&R Convention Center Put-Call Agreement provides for (i) a call right in our favor and a put right in favor of Caesars, which, if exercised by either party, would result in the sale by Caesars to us and simultaneous leaseback by us to Caesars of the Caesars Forum Convention Center (the “Convention Center Call Right”), at a price equal to 13.0x the initial annual rent for Caesars Forum Convention Center as proposed by Caesars (which shall be between $25.0 million and $35.0 million). We may exercise the call right from September 18, 2025 (the scheduled maturity date of the Forum Convention Center Mortgage Loan) until December 31, 2026, and Caesars may exercise the put right between January 1, 2024 and December 31, 2024. If there is an event of default under the Forum Convention Center Mortgage Loan, the Convention Center Put Right will not be exercisable and we, at our option, may accelerate the Convention Center Call Right so that it is exercisable from the date of such event of default until December 31, 2026 (in addition to any other remedies available to us in connection with such event of default).

The A&R Convention Center Put-Call Agreement also provides for, if Caesars exercises the Convention Center Put Right and, among other things, the sale of the Caesars Forum Convention Center to us does not close for certain reasons more particularly described in the A&R Convention Center Put-Call Agreement, a repurchase right in favor of Caesars, which, if exercised, would result in the sale of the Harrah’s Las Vegas property by us to Caesars (the “HLV Repurchase Right”), exercisable by Caesars during a one-year period commencing on the date upon which the closing under the Convention Center Put Right transaction does not occur and ending on the day immediately preceding the one-year anniversary thereof for a price equal to 13.0x the rent of the Harrah’s Las Vegas property for the most recently ended annual period for which Caesars’ financial statements are available as of Caesars’ election to exercise the HLV Repurchase Right.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Chelsea Piers Mortgage Loan

On August 31, 2020, we entered into an $80.0 million mortgage loan agreement (the “Chelsea Piers Mortgage Loan”) with Chelsea Piers New York (“Chelsea Piers”) secured by the Chelsea Piers complex in New York City, pursuant to which we provided (i) an initial term loan of $65.0 million and (ii) a $15.0 million delayed draw term loan at the borrowers’ election (which remained undrawn as of December 31, 2021), subject to certain conditions. The Chelsea Piers Mortgage Loan bears interest at a rate of 7.0% per annum, with a term of 7 years.

Consummation of the Eldorado Transaction

On July 20, 2020, concurrent with the consummation of the Eldorado/Caesars Merger, we consummated the Eldorado Transaction contemplated by the Eldorado MTA and the Harrah’s Original Call Property Purchase Agreements (as defined below). We funded the Eldorado Transaction with a combination of cash on hand, the proceeds from VICI REIT’s physical settlement, on June 2, 2020, of the its June 2019 forward sale agreements and the proceeds from our February 2020 Senior Unsecured Notes offering. Any references to Caesars in the subsequent transaction discussion refer to the combined Eldorado/ Caesars subsequent to the consummation of the Eldorado/Caesars Merger.

The closing of the Eldorado Transaction includes the consummation of the transactions contemplated by the following agreements:

•

Acquisition of the Harrah’s Original Call Properties. We acquired all of the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City (collectively, the “Harrah’s Original Call Properties”) for an aggregate purchase price of $1,823.5 million (the “Harrah’s Original Call Properties Acquisitions”). The Regional Master Lease Agreement was amended to, among other things, include each such property, with initial aggregate total annual rent payable to us increased by $154.0 million to $621.7 million, and to extend the initial term to July 2035 and to adjust certain minimum capital expenditure requirements and other related terms and conditions as a result of the Harrah’s Original Call Properties being included in the Regional Master Lease Agreement as further described in “—Lease Amendments and Terminations” below.

•

Creation of Las Vegas Master Lease. In consideration of a payment by us to (i) the tenant under the CPLV Lease Agreement of $1,189.9 million (the “CPLV Lease Amendment Payment”) and (ii) the tenant under the HLV Lease Agreement of $213.8 million (the “HLV Lease Amendment Payment”), upon the consummation of the Eldorado Transaction, (a) the CPLV Lease Agreement was amended to (A) combine the CPLV Lease Agreement and the HLV Lease Agreement into a single Las Vegas Master Lease Agreement, (B) increase the annual rent payable to us thereunder associated with Caesars Palace Las Vegas by $83.5 million (the “CPLV Additional Rent Acquisition”), (C) increase the annual rent previously payable to us with respect to the Harrah’s Las Vegas property by $15.0 million (the “HLV Additional Rent Acquisition”) under the Las Vegas Master Lease Agreement and (D) to provide for the amended terms described below, and (b) the HLV Lease Agreement and the related lease guaranty were terminated. As a result of such amendments, the Harrah’s Las Vegas property is also now subject to the higher rent escalator under the Las Vegas Master Lease Agreement.

•

Lease Amendments and Terminations. Each of the Caesars Lease Agreements was amended to, among other things, (i) remove the rent coverage floors, which coverage floors served to reduce the rent escalators under such leases in the event that the “EBITDAR to Rent Ratio” (as defined in the applicable Caesars Lease Agreements) coverage was below the stated floor and (ii) extend the term of each such lease by such additional period of time as necessary to ensure that each lease will have a full 15-year initial lease term following the consummation of the Eldorado Transaction.

Caesars has executed new guaranties (and terminated the previous guarantees) with respect to the Las Vegas Master Lease Agreement (the “Las Vegas Lease Guaranty”), the Regional Master Lease Agreement (the “Regional Lease Guaranty”) and the Joliet Lease Agreement (the “Joliet Lease Guaranty” and, together with the Las Vegas Lease Guaranty and the Regional Lease Guaranty, the “Caesars Guaranties”), guaranteeing the prompt and complete payment and performance in full of: (i) all monetary obligations of the tenants under the Caesars Lease Agreements, including all rent and other sums payable by the tenants under the Caesars Lease Agreements and any obligation to pay monetary damages in connection with any breach and to pay any indemnification obligations of the tenants under the Caesars Lease Agreements; and (ii) the performance when due of all other covenants, agreements and requirements to be performed and satisfied by the tenants under the Caesars Lease Agreements.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•

Caesars Indianapolis Put-Call Agreement. We entered into a Put-Call Right Agreement with Caesars (the “Caesars Indianapolis Put-Call Agreement”), with respect to two gaming facilities in Indiana, Harrah’s Hoosier Park and Horseshoe Indianapolis (together, the “Indianapolis Properties”) whereby (i) we have the right to acquire all of the land and real estate assets associated with the Indianapolis Properties at a price equal to 13.0x the initial annual rent of each facility (determined as provided below), and to simultaneously lease back each such property to a subsidiary of Caesars for initial annual rent equal to the property’s trailing four quarters EBITDA at the time of acquisition divided by 1.3 (i.e., the initial annual rent will be set at 1.3x rent coverage) and (ii) Caesars will have the right to require us to acquire the Indianapolis Properties at a price equal to 12.5x the initial annual rent of each facility, and to simultaneously lease back each such Indianapolis Property to a subsidiary of Caesars for initial annual rent equal to the property’s trailing four quarters EBITDA at the time of acquisition divided by 1.3 (i.e., the initial annual rent will be set at 1.3x rent coverage). Either party will be able to trigger its respective put or call, as applicable, beginning on January 1, 2022 and ending on December 31, 2024. The Caesars Indianapolis Put-Call Agreement provides that the leaseback of the Indianapolis Properties will be implemented through the addition of the Indianapolis Properties to the Regional Master Lease Agreement.

•

Amended and Restated Caesars Forum Convention Center Put-Call Agreement. Upon the consummation of the Eldorado Transaction, we entered into an A&R Put-Call Right Agreement with Caesars amending and restating that certain put-call agreement related to the Caesars Forum Convention Center. In connection with the consummation of the Forum Convention Center Mortgage Loan on September 18, 2020, we further amended the agreement as described above in “—Amended and Restated Convention Center Put-Call Agreement”.

•

Las Vegas Strip Assets ROFR. Upon the consummation of the Eldorado Transaction, we entered into a right of first refusal agreement with Caesars (the “Las Vegas Strip ROFR Agreement”) pursuant to which we have the first right, with respect to the first two Las Vegas Strip assets described below that Caesars proposes to sell, whether pursuant to a sale leaseback or a WholeCo sale, to a third party, to acquire any such asset (it being understood that we will have the opportunity to find an operating company should Caesars elect to pursue a WholeCo sale). The Las Vegas Strip assets subject to the Las Vegas Strip ROFR Agreement are the land and real estate assets associated (i) with respect to the first such asset subject to the Las Vegas Strip ROFR Agreement, the Flamingo Las Vegas, Paris Las Vegas, Planet Hollywood and Bally’s Las Vegas gaming facilities, and (ii) with respect to the second asset subject to the Las Vegas Strip ROFR Agreement, the foregoing assets plus The LINQ gaming facility. If we enter into a sale leaseback transaction with Caesars on any of these facilities, the leaseback may be implemented through the addition of such properties to the Las Vegas Master Lease Agreement.

•

Horseshoe Baltimore ROFR. Upon the consummation of the Eldorado Transaction, we entered into a right of first refusal agreement with Caesars pursuant to which we have the first right to enter into a sale leaseback transaction with respect to the land and real estate assets associated with the Horseshoe Baltimore gaming facility (subject to any consent required from Caesars’ joint venture partners with respect to this asset).

•

CPLV CMBS Refinancing. We were obligated to cause the CPLV CMBS Debt to be repaid in full prior to the consummation of the Eldorado/Caesars Merger. In November 2019, we repaid the CPLV CMBS Debt in full resulting in a prepayment penalty of $110.8 million, of which $55.4 million was reimbursed by Caesars upon the consummation of the Eldorado Transaction in accordance with the MTA.

•

Eldorado Bridge Facilities. On June 24, 2019, in connection with the Eldorado Transaction, VICI PropCo entered into a $4.8 billion commitment letter to provide for bridge financing for the purpose of providing a portion of the financing necessary to fund the Eldorado Transaction. The commitments under the related bridge facilities were fully terminated at our election in June 2020.

Closing of Purchase of JACK Cleveland/Thistledown, Subsequent Amendments to the JACK Cleveland/Thistledown Lease Agreement and Termination of the Amended and Restated ROV Loan

On January 24, 2020, we completed the acquisition of the casino-entitled land and real estate and related assets of the JACK Cleveland Casino (“JACK Cleveland”), located in Cleveland, Ohio and the JACK Thistledown Racino (“JACK Thistledown”) located in North Randall, Ohio (the “JACK Cleveland/Thistledown Acquisition”) from JACK Entertainment, for approximately $843.3 million. Simultaneous with the closing of the JACK Cleveland/Thistledown Acquisition, we entered into a master triple-

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

net lease agreement for JACK Cleveland and JACK Thistledown with a subsidiary of JACK Entertainment. The lease had an initial total annual rent of $65.9 million and an initial term of 15 years (increased by $1.8 million beginning in the second quarter of 2022 in connection with our funding of an $18.0 million capital project at the property), with four five-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by Rock Ohio Ventures. Additionally, we made a $70.0 million term loan and $25.0 million revolving credit facility (inclusive of all loans subsequent to the initial extension of credit, the “ROV Loan”) to affiliates of Rock Ohio Ventures secured by, among other things, certain non-gaming real estate assets owned by such affiliates and guaranteed by Rock Ohio Ventures. We determined that the land and building components of the JACK Cleveland/Thistledown Lease Agreement meet the definition of a sales-type lease and, since we purchased and leased the assets back to the seller under a sale leaseback transaction, control is not considered to have transferred to us under GAAP. Accordingly, the JACK Cleveland/Thistledown Lease Agreement is accounted for as Investments in leases - financing receivables on our Balance Sheet, net of allowance for credit losses in accordance with ASC 310.

On October 4, 2021, we and JACK Entertainment entered into an amendment to the JACK Cleveland/Thistledown Lease Agreement (the “Second JACK Lease Agreement Amendment”), pursuant to which, among other things, the variable rent and the rent coverage floor provisions were removed and, accordingly, all of the rent in the JACK Cleveland/Thistledown Lease Agreement will escalate on an annual basis for the duration of its term. Concurrent with the Second JACK Lease Agreement Amendment, JACK Entertainment also repaid the ROV Loan in full and we terminated our commitment under the credit facility.

Note 4 — Real Estate Portfolio

As of December 31, 2021, our real estate portfolio consisted of the following:

•

Investments in leases - sales-type, representing our investment in 22 casino assets leased on a triple net basis to our tenants, Caesars, Penn National, Hard Rock, Century Casinos, and EBCI under eight separate lease agreements;

•

Investments in leases - financing receivables, representing our investment in five casino assets leased on a triple net basis to our tenants, Caesars and JACK Entertainment, under two separate lease agreements;

•	Investments in loans, representing our investment in the Chelsea Piers Mortgage Loan, Forum Convention Center Mortgage Loan and Great Wolf Mezzanine Loan; and

•	Land, representing our investment in certain underdeveloped or undeveloped land adjacent to the Las Vegas strip and non-operating, vacant land parcels.

The following is a summary of the balances of our real estate portfolio as of December 31, 2021 and 2020:

(In thousands)	December 31, 2021	December 31, 2020
Minimum lease payments receivable under sales-type leases (1)	$44,485,224	$45,500,260
Estimated residual values of leased property (not guaranteed)	3,334,549	3,348,174

Gross investment in sales-type leases	47,819,773	48,848,434
Unamortized initial direct costs	23,363	23,764
Less: Unearned income	(34,271,620)	(35,390,353)
Less: Allowance for credit losses	(434,852)	(454,201)

Investments in leases - sales-type, net	13,136,664	13,027,644
Investments in leases - financing receivables, net	2,644,824	2,618,562

Total investments in leases, net	15,781,488	15,646,206
Investments in loans, net	498,002	536,721
Land	153,576	158,190

Total real estate portfolio	$16,433,066	$16,341,117

(1)	Minimum lease payments do not include contingent rent, as discussed below, that may be received under the Lease Agreements.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Lease Portfolio

The following table details the components of our income from sales-type, direct financing and operating leases and lease financing receivables:

	Year Ended December 31,
(In thousands)	2021	2020	2019
Income from sales-type and direct financing leases, excluding contingent rent (1)	$1,161,655	$1,007,193	$822,205
Income from operating leases (2)	—	25,464	43,653
Income from lease financing receivables (1) (3)	243,008	137,344	—

Total revenue, excluding contingent rent	1,404,663	1,170,001	865,858
Contingent rent (1)	6,317	315	—

Total lease revenue	1,410,980	1,170,316	865,858
Non-cash adjustment (4)	(119,790)	(39,883)	239

Total contractual lease revenue	$1,291,190	$1,130,433	$866,097

(1)

At lease inception (or upon modification), we determine the minimum lease payments under ASC 842 (or ASC 840), which exclude amounts determined to be contingent rent. Contingent rent is generally amounts in excess of specified floors or the variable rent portion of our leases. The minimum lease payments are recognized on an effective interest basis at a constant rate of return over the life of the lease and the contingent rent portion of the lease payments are recognized as earned, both in accordance with ASC 842. As of December 31, 2021, we have recognized contingent rent on our Margaritaville Lease Agreement and Greektown Lease Agreement, in relation to the variable rent portion of the lease, and the Las Vegas Master Lease Agreement, in relation to amounts above the specified CPI floor. Refer to the Lease Provisions section below for information regarding contingent rent on each lease.

(2)

Represents the portion of land separately classified and accounted for under the operating lease model associated with our investment in Caesars Palace Las Vegas and certain operating land parcels contained in the Regional Master Lease Agreement. Upon the consummation of the Eldorado Transaction on July 20, 2020, the land component of Caesars Palace Las Vegas and certain operating land parcels were reassessed for lease classification and were determined to be a sales-type lease. Accordingly, subsequent to July 20, 2020, such income is recognized as Income from sales-type leases.

(3)

Represents the Harrah’s Original Call Properties and the JACK Cleveland/Thistledown Lease Agreement, both of which were sale leaseback transactions. In accordance with ASC 842, since the lease agreements were determined to meet the definition of a sales-type lease and control of the asset is not considered to have been transferred to us, such lease agreements are accounted for as financings under ASC 310.

(4)

Amounts represent the non-cash adjustment to the minimum lease payments from direct financing leases, sales-type leases and lease financing receivables in order to recognize income on an effective interest basis at a constant rate of return over the term of the leases.

At December 31, 2021, minimum lease payments owed to us for each of the five succeeding years under sales-type leases and our leases accounted for as financing receivables, are as follows:

	Minimum Lease Payments (1) (2)
	Investments in Leases
(In thousands)	Sales-Type	Financing Receivables	Total
2022	$1,075,509	$227,627	$1,303,136
2023	1,094,189	232,320	1,326,509
2024	1,111,961	236,452	1,348,413
2025	1,126,098	239,835	1,365,933
2026	1,140,571	243,281	1,383,852
Thereafter	38,936,896	8,556,214	47,493,110

Total	$44,485,224	$9,735,729	$54,220,953

Weighted Average Lease Term (2)	33.5	33.4	33.5

(1)	Minimum lease payments do not include contingent rent, as discussed below, that may be received under the Lease Agreements.
(2)	The minimum lease payments and weighted average remaining lease term assumes the exercise of all tenant renewal options, consistent with our conclusions under ASC 842 and ASC 310.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Lease Provisions

Caesars Lease Agreements - Overview

The following is a summary of the material lease provisions of our Caesars Lease Agreements:

($ in thousands)	Regional Master Lease Agreement and Joliet Lease Agreement	Las Vegas Master Lease Agreement
Lease Provision (1)	As Amended	As Amended
Initial Term (2)	18 years	18 years
Initial Term maturity (2)	7/31/2035	7/31/2035
Renewal Terms	Four, five-year terms	Four, five-year terms
Current annual rent (3)	$649,572	$422,224
Escalator (4)	Lease years 2-5 - 1.5% Lease years 6-end of term - CPI subject to 2% floor	CPI subject to 2% floor
Variable Rent adjustment	Year 8: 70% base rent / 30% variable rent Years 11 & 16: 80% base rent / 20% variable rent	Years 8, 11 & 16: 80% base rent / 20% variable rent
Variable Rent adjustment calculation (5)	4% of revenue increase/decrease: Year 8: Avg. of years 5-7 less avg. of years 0-2 Year 11: Avg. of years 8-10 less avg. of years 5-7 Year 16: Avg. of years 13-15 less avg. of years 8-10	4% of revenue increase/decrease: Year 8: Avg. of years 5-7 less avg. of years 0-2 Year 11: Avg. of years 8-10 less avg. of years 5-7 Year 16: Avg. of years 13-15 less avg. of years 8-10

(1)	All capitalized terms used without definition herein have the meanings detailed in the applicable Caesars Lease Agreements.
(2)	Upon the consummation of the Eldorado Transaction, the Caesars Lease Agreements were extended such that each lease has a full 15-year initial term.
(3)

The amounts represent the current annual base rent payable for the current lease year, which is the period from November 1, 2021 through October 31, 2022. Annual rental payments under the Regional Master Lease Agreement were reduced by $32.5 million, which represents the annual rent for the EBCI Lease Agreement related to the Caesars Southern Indiana property, the operations of which were acquired by EBCI from Caesars on September 3, 2021, as further described in Note 3 - Property Transactions. Refer to the EBCI Lease Agreement summary below for details of the EBCI Lease Agreement.

(4)

Any amounts representing rents in excess of the CPI floors specified above are considered contingent rent in accordance with GAAP. In relation to the Las Vegas Master Lease Agreement during the year ended December 31, 2021, we recognized approximately $2.0 million in contingent rent. No such rent has been recognized for the years ended December 31, 2020 and 2019. In relation to the Regional Master Lease Agreement and Joliet Lease Agreement, no such rent has been recognized for the years ended December 31, 2021, 2020 and 2019.

(5)	Variable Rent is not subject to the Escalator.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Penn National Lease Agreements - Overview

The following is a summary of the material provisions of the Penn National Lease Agreements:

($ in thousands)
Lease Provision	Margaritaville Lease Agreement	Greektown Lease Agreement
Initial term	15 years	15 years
Initial term maturity	1/31/2034	5/23/2034
Renewal terms	Four, five-year terms	Four, five-year terms
Current annual rent (1)	$23,813	$51,321
Escalation commencement (2)	Lease year two	Lease year four
Escalation	2% of building base rent, subject to the net revenue to rent ratio floor	2% of building base rent, subject to the net revenue to rent ratio floor
Performance to rent ratio floor (2)	6.1x net revenue commencing lease year two	Net revenue ratio to be mutually agreed upon prior to the commencement of lease year four
Percentage rent (3)	$2,918	$2,149
Percentage rent reset	Lease year three and each and every other lease year thereafter	Lease year three and each and every other lease year thereafter
Percentage rent multiplier	The product of (i) 4% and (ii) the excess (if any) of (a) the average annual net revenue of a trailing two-year period preceding such reset year over (b) a threshold amount (defined as 50% of LTM net revenues prior to acquisition)	The product of (i) 4% and (ii) the excess (if any) of (a) the average annual net revenue of a trailing two-year period preceding such reset year over (b) a threshold amount (defined as 50% of LTM net revenues prior to acquisition)

(1)

In relation to the Margaritaville Lease Agreement, the amount represents current annual base rent payable for the current lease year, which is the period from February 1, 2022 through January 31, 2023. In relation to the Greektown Lease Agreement, the amount represents current annual base rent payable for the current lease year, which is the period from June 1, 2021 through May 31, 2022.

(2)

In the event that the net revenue to rent ratio coverage, as applicable, is below the stated floor, the escalation will be reduced to such amount to achieve the stated net revenue to rent ratio coverage, as applicable, provided that the amount shall never result in a decrease to the prior year’s rent. In relation to the Greektown Lease Agreement, in May 2020, the lease was adjusted to remove the escalation for lease years 2 and 3 and to provide for a net revenue to rent ratio coverage floor to be mutually agreed upon by both parties prior to the commencement of lease year four.

(3)

Percentage rent is subject to the percentage rent multiplier. After the percentage rent reset in lease year three, any amounts related to percentage rent are considered contingent rent in accordance with GAAP. During the years ended December 31, 2021 and 2020, we recognized approximately $3.0 million and $0.3 million in contingent rent in relation to the Margaritaville Lease Agreement escalation, respectively. No such rent has been recognized for the year ended December 31, 2019. In relation to the Greektown Lease Agreement during the year ended December 31, 2021, we recognized approximately $1.3 million in contingent rent. No such rent has been recognized for the years ended December 31, 2020 and 2019.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Hard Rock Cincinnati Lease Agreement - Overview

The following is a summary of the material lease provisions of the Hard Rock Cincinnati Lease Agreement:

($ in thousands)
Lease Provision	Term
Initial term	15 years
Initial term maturity	9/30/2034
Renewal terms	Four, five-year terms
Current annual rent (1)	$44,042
Escalator commencement	Lease year two
Escalator (2)	Lease years 2-4 - 1.5% Lease years 5-15 - The greater of 2% or the change in CPI unless the change in CPI is less than 0.5%, in which case there is no escalation in rent for such lease year
Variable rent commencement/reset	Lease year 8
Variable rent split (3)	80% base rent and 20% variable rent
Variable rent percentage (3)	4%

(1)	The amount represents the current annual base rent payable for the current lease year, which is the period from October 1, 2021 through September 30, 2022.
(2)

Any amounts representing rents in excess of the CPI floors specified above are considered contingent rent in accordance with GAAP. No such rent has been recognized for the years ended December 31, 2021, 2020 and 2019.

(3)

Variable rent is not subject to the escalator and is calculated as an increase or decrease of the average of net revenues for lease years 5 through 7 compared to the average net revenue for lease years 1 through 3, multiplied by the Variable rent percentage.

Century Portfolio Lease Agreement - Overview

The following is a summary of the material lease provisions of the Century Portfolio Lease Agreement:

($ in thousands)
Lease Provision	Term
Initial term	15 years
Initial term maturity	12/31/2034
Renewal terms	Four, five-year terms
Current annual rent (1)	$25,503
Escalator commencement	Lease year two
Escalator (2)	Lease years 2-3 - 1.0% Lease years 4-15 - The greater of 1.25% or the change in CPI
Net revenue to rent ratio floor	7.5x commencing lease year six - if the coverage ratio is below the stated amount the escalator will be reduced to 0.75%
Variable rent commencement/reset	Lease year 8 and 11
Variable rent split (3)	80% Base Rent and 20% Variable Rent
Variable rent percentage (3)	4%

(1)	The amount represents the current annual base rent payable for the current lease year, which is the period from January 1, 2022 through December 31, 2022.
(2)

Any amounts representing rents in excess of the CPI floors specified above are considered contingent rent in accordance with GAAP. No such rent has been recognized for the years ended December 31, 2021, 2020 and 2019.

(3)

Variable rent is not subject to the escalator and is calculated for lease year 8 as an increase or decrease of the average of net revenues for lease years 5 through 7 compared to the average net revenue for lease years 1 through 3 and for lease year 11 as an increase or decrease of the average of net revenues for lease years 8 through 10 compared to the average net revenue for lease years 5 through 7, in each case multiplied by the Variable rent percentage.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JACK Cleveland/Thistledown Lease Agreement - Overview

The following is a summary of the material lease provisions of our JACK Cleveland/Thistledown Lease Agreement:

($ in thousands)
Lease Provision	Term
Initial term	20 years
Initial term maturity	1/31/2040
Renewal terms	Three, five-year terms
Current annual rent (1)	$68,704
Escalator commencement	Lease year three
Escalator (2)	Lease years 3-4 - 1.0% Lease years 5-7 - 1.5% Lease years 8-15 - The greater of 1.5% or the change in CPI capped at 2.5%

(1)

The amount represents the current annual base rent payable for the current lease year, which is the period from February 1, 2022 through January 31, 2023. Effective April 1, 2022, the annualized rent increased by $1.8 million related to the gaming patio amenity at JACK Thistledown.

(2)

Any amounts representing rents in excess of the CPI floors specified above are considered contingent rent in accordance with GAAP. No such rent has been recognized for the years ended December 31, 2021, 2020 and 2019.

EBCI Lease Agreement - Overview

The following is a summary of the material lease provisions of our EBCI Lease Agreement:

($ in thousands)
Lease Provision	Term
Initial term	15 years
Initial term maturity	8/31/2036
Renewal terms	Four, five-year terms
Current annual rent (1)	$32,500
Escalator commencement	Lease year two
Escalator (2)	Lease years 2-5 - 1.5% Lease years 6-15 - The greater of 2.0% or the change in CPI
Variable rent commencement/reset	Lease year 8 and 11
Variable rent split (3)	80% Base Rent and 20% Variable Rent
Variable rent percentage (3)	4%

(1)	The amount represents the current annual base rent payable for the current lease year, which is the period from September 3, 2021 through August 31, 2022.
(2)

Any amounts representing rents in excess of the CPI floors specified above are considered contingent rent in accordance with GAAP. No such rent has been recognized for the year ended December 31, 2021.

(3)

Variable rent is not subject to the escalator and is calculated for lease year 8 as an increase or decrease of the average of net revenues for lease years 5 through 7 compared to the average net revenue for the year preceding lease commencement and lease years 1 through 2 and for lease year 11 as an increase or decrease of the average of net revenues for lease years 8 through 10 compared to the average net revenue for lease years 5 through 7, in each case multiplied by the variable rent percentage.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Venetian Lease Agreement - Overview

The following is a summary of the material lease provisions of our Venetian Lease Agreement, as entered into on February 23, 2022:

($ in thousands)
Lease Provision	Term
Initial term	30 years
Initial term maturity	2/29/2052
Renewal terms	Two, ten-year terms
Current annual rent (1)	$250,000
Escalator commencement (2)	Lease year two
Escalator	The greater of 2.0% or the change in CPI capped at 3.0%

(1)	The amount represents the current annual base rent payable for the current lease year, which is the period from February 23, 2022 through the date specified in the Venetian Lease Agreement.
(2)

Lease year two will begin on the earlier of (i) March 1, 2024 and (ii) the first day of the first month following the month in which the net revenue of the Venetian Resort for the trailing twelve months equals or exceeds 2019 net revenue.

Capital Expenditure Requirements

We manage our residual asset risk through protective covenants in our Lease Agreements, which require the tenant to, among other things, hold specific insurance coverage, engage in ongoing maintenance of the property and invest in capital improvements. With respect to the capital improvements, the Lease Agreements specify certain minimum amounts that our tenants must spend on capital expenditures that constitute installation, restoration and repair or other improvements of items with respect to the leased properties.

The following table summarizes the capital expenditure requirements of the respective tenants under the Caesars Lease Agreements:

Lease Provision	Regional Master Lease Agreement and Joliet Lease Agreement	Las Vegas Master Lease Agreement
Yearly minimum expenditure	1% of net revenues (1)	1% of net revenues for CPLV (commencing in 2022 with respect to HLV) (1)
Rolling three-year minimum (2)	$311 million	$84 million
Initial minimum capital expenditure	N/A	$171 million (2017 - 2021) (with respect solely to HLV)

(1)

The lease agreements require a $114.5 million floor on annual capital expenditures for Caesars Palace Las Vegas, Joliet and the Regional Master Lease Agreement properties in the aggregate. Additionally, annual building & improvement capital improvements must be equal to or greater than 1% of prior year net revenues.

(2)

Certain tenants under the Caesars Lease Agreements, as applicable, are required to spend $380.3 million on capital expenditures (excluding gaming equipment) over a rolling three-year period, with $286.0 million allocated to the regional assets, $84.0 million allocated to Caesars Palace Las Vegas and the remaining balance of $10.3 million to facilities (other than the Harrah’s Las Vegas Facility) covered by any Caesars Lease Agreement in such proportion as such tenants may elect. Additionally, the tenants under the Regional Master Lease Agreement and Joliet Lease Agreement are required to expend a minimum of $537.5 million on capital expenditures (including gaming equipment) across certain of its affiliates and other assets, together with the $380.3 million requirement.

In connection with the ongoing COVID-19 pandemic and its impact on operations and financial performance, we entered into an Omnibus Amendment to Leases with Pre-Merger Caesars on June 1, 2020 to provide limited relief with respect to a portion of their capital expenditure obligations under the Las Vegas Master Lease Agreement, the Regional Master Lease Agreement and the Joliet Lease Agreement (which relief was subsequently adjusted on October 27, 2020 to provide for a proportionate adjustment to account for the addition of the Harrah’s Original Call Properties to the Regional Master Lease Agreement). This relief is conditioned upon (i) funding by Caesars of certain minimum capital expenditures in fiscal year 2020 (which represent a reduction of the minimum capital expenditure amounts currently set forth in the Caesars Lease Agreements), (ii) timely payment of Caesars’ rent obligations under the Caesars Lease Agreements during the compliance period set forth in the amendment, and (iii) no tenant event of default occurring under any of the Caesars Lease Agreements during the compliance period set forth in the amendment. Caesars will receive credit for certain deemed capital expenditure amounts, which credit may

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

be used to satisfy certain of their capital expenditure obligations in the 2020, 2021 and 2022 fiscal years, provided that the foregoing conditions are satisfied. If Caesars fails to satisfy any of the foregoing conditions, Caesars will be required to satisfy the capital expenditure obligations currently set forth in the Las Vegas Master Lease Agreement, the Regional Master Lease Agreement and the Joliet Lease Agreement or, in certain cases, to deposit amounts in respect thereof into a capital expenditure reserve in accordance with the Omnibus Amendment.

The following table summarizes the capital expenditure requirements of the respective tenants under the Penn National Lease Agreements, Hard Rock Cincinnati Lease Agreement, Century Portfolio Lease Agreement, JACK Cleveland/Thistledown Lease Agreement and EBCI Lease Agreement:

Lease Provision	Penn National Lease Agreements	Hard Rock Cincinnati Lease Agreement	Century Portfolio Lease Agreement	JACK Cleveland/ Thistledown Lease Agreement	EBCI Lease Agreement	Venetian Lease Agreement
Yearly minimum expenditure	1% of net revenues based on rolling four- year basis	1% of net revenues	1% of net gaming revenues (1)	Initial minimum of $30 million (2) Thereafter - 1% of net revenues on a rolling three- year basis	1% of net revenues	2% of net revenues based on rolling three-year basis

(1)	Minimum of 1% of net gaming revenue on a rolling three-year basis for each individual facility and 1% of net gaming revenues per fiscal year for the facilities collectively.
(2)

Initial minimum required to be spent from the period commencing April 1, 2019 through December 31, 2022, which includes $18.0 million to be advanced by us and expended by JACK Entertainment for the construction of the new gaming patio amenity at JACK Thistledown Racino (which construction was completed in the first quarter of 2021).

Loan Portfolio

The following is a summary of our investments in loans as of December 31, 2021 and 2020:

($ in thousands)	December 31, 2021
Investment Name	Loan Type	Principal Balance	Carrying Value (1)	Future Funding Commitments (2)	Interest Rate (3)	Final Maturity (4)
Forum Convention Center Mortgage Loan	Senior Secured	$400,000	$400,036	$—	7.9%	9/18/2025
Chelsea Piers Mortgage Loan	Senior Secured	65,000	64,998	15,000	7.0%	8/31/2027
Great Wolf Mezzanine Loan	Mezzanine	33,614	32,968	45,886	8.0%	7/9/2026

Total		$498,614	$498,002	$60,886	7.3%

($ in thousands)	December 31, 2020
Investment Name	Loan Type	Principal Balance	Carrying Value (1)	Future Funding Commitments (2)	Interest Rate (3)	Final Maturity (4)
Forum Convention Center Mortgage Loan	Senior Secured	$400,000	$400,045	$—	7.7%	9/18/2025
Chelsea Piers Mortgage Loan	Senior Secured	65,000	64,880	15,000	7.0%	8/31/2027
Amended and Restated ROV Loan
ROV Term Loan (5)	Senior Secured	70,000	71,796	—	9.0%	1/24/2027
ROV Credit Facility (5)	Senior Secured	—	—	25,000	L + 2.75%	1/24/2027

Total		$535,000	$536,721	$40,000	7.8%

(1)	Carrying value is net of unamortized loan origination costs and allowance for credit losses.
(2)	Our future funding commitments are subject to our borrowers’ compliance with the financial covenants and other applicable provisions of each respective loan agreement.
(3)	Represents current interest rate per annum. The interest rate of the Forum Convention Center Mortgage Loan is subject to a 2.0% annual escalation.
(4)	Final maturity assumes all extension options are exercised; however, our loans may be repaid, subject to certain conditions, prior to such date.
(5)	On October 4, 2021, the ROV Term Loan was repaid in full and the Amended and Restated ROV Loan, including the ROV Credit Facility, was terminated.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5 — Allowance for Credit Losses

Adoption of ASC 326

On January 1, 2020, we adopted ASC 326, and, as a result, we are required to estimate and record non-cash expected credit losses related to our historical and any future investments in sales-type leases, lease financing receivables and loans. Upon adoption we elected to use the modified retrospective approach, and recorded a $309.4 million cumulative adjustment, representing a 2.88% CECL allowance. Such amount was recorded as a cumulative-effect adjustment to our opening balance sheet with a reduction in our Investments in leases - sales-type and a corresponding charge to retained earnings. Periods prior to the adoption date that are presented for comparative purposes are not adjusted.

Allowance for Credit Losses

During the year ended December 31, 2021, we recognized a $19.6 million decrease in our allowance for credit losses primarily driven by (i) the decrease in the short-term reasonable and supportable period probability of default, or R&S Period PD, of our tenants or borrowers and their parent guarantors as a result of an improvement in their economic outlook due to the reopening of all of their gaming operations and relative performance of such operations during 2021, (ii) the decrease in the long-term reasonable and supportable period probability of default, or Long-Term Period PD, due to an upgrade of the credit rating of the senior secured debt used to determine the Long-Term Period PD for one of our tenants during 2021 and (iii) the decrease in the R&S Period PD and loss given default, or LGD, as a result of standard annual updates that were made to the inputs and assumptions in the model that we utilize to estimate our CECL allowance. This decrease was partially offset by an increase in the existing amortized cost balances subject to the CECL allowance.

During the year ended December 31, 2020, we recognized a $244.5 million increase in our allowance for credit losses primarily driven by the increase in investment balances subject to CECL. Specifically, the increase was primarily attributable to (i) the increase in investment balances resulting from the Eldorado Transaction, which includes (A) an initial CECL allowance on our $1.8 billion investment in the MTA Properties, (B) an additional CECL allowance on our aggregate $1.4 billion increased investment in the Las Vegas Master Lease Agreement as a result of the CPLV Additional Rent Acquisition and HLV Additional Rent Acquisition and (C) an additional CECL allowance on the $333.4 million increased balance of our existing Caesars Lease Agreements as a result of the mark to fair value in connection with the reassessment of lease classification, (ii) an increase related to our initial investment in JACK Cleveland/Thistledown and the ROV Loan in January 2020, (iii) an increase in the R&S Period PD of Caesars as a result of the Eldorado/Caesars Merger and (iv) an increase in the Long-term Period PD of our tenants due to downgrades on certain of the credit ratings of our tenants’ senior secured debt in connection with the COVID-19 pandemic. The credit loss standard does not require retrospective application and as such there is no corresponding charge for the year ended December 31, 2019.

As of December 31, 2021 and 2020, and since our formation date on October 6, 2017, all of our Lease Agreements and loan investments are current in payment of their obligations to us and no investments are on non-accrual status.

The following tables detail the allowance for credit losses as of December 31, 2021 and December 31, 2020:

	December 31, 2021
(In thousands)	Amortized Cost	Allowance (1)	Net Investment	Allowance as a % of Amortized Cost
Investments in leases - sales-type	$13,571,516	$(434,852)	$13,136,664	3.20%
Investments in leases - financing receivables	2,735,948	(91,124)	2,644,824	3.33%
Investments in loans	498,775	(773)	498,002	0.15%
Other assets - sales-type sub-leases	280,510	(6,540)	273,970	2.33%

Totals	$17,086,749	$(533,289)	$16,553,460	3.12%

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2020
(In thousands)	Amortized Cost	Allowance	Net Investment	Allowance as a % of Amortized Cost
Investments in leases - sales-type	$13,481,845	$(454,201)	$13,027,644	3.37%
Investments in leases - financing receivables	2,709,520	(90,958)	2,618,562	3.36%
Investments in loans	538,547	(1,826)	536,721	0.34%
Other assets - sales-type sub-leases	284,376	(6,894)	277,482	2.42%

Totals	$17,014,288	$(553,879)	$16,460,409	3.26%

(1)

The total allowance excludes the CECL allowance for unfunded loan commitments. As of December 31, 2021, such allowance is $1.0 million and is recorded in Other liabilities. As of December 31, 2020, there was no CECL allowance related to unfunded loan commitments.

The following chart reflects the roll-forward of the allowance for credit losses on our real estate portfolio for the year ended December 31, 2021 and 2020:

	Year Ended December 31,
(In thousands)	2021	2020
Beginning Balance January 1,	$553,879	$—
Initial allowance upon adoption	—	309,362
Initial allowance from current period investments	1,725	90,368
Current period change in credit allowance	(21,279)	154,149
Charge-offs	—	—
Recoveries	—	—

Ending Balance December 31,	$534,325	$553,879

Credit Quality Indicators

We assess the credit quality of our investments through the credit ratings of the senior secured debt of the guarantors of our leases, as we believe that our Lease Agreements have a similar credit profile to a senior secured debt instrument. The credit quality indicators are reviewed by us on a quarterly basis as of quarter-end. In instances where the guarantor of one of our Lease Agreements does not have senior secured debt with a credit rating, we use either a comparable proxy company or the overall corporate credit rating, as applicable. We also use this credit rating to determine the Long-Term Period PD when estimating credit losses for each investment.

The following tables detail the amortized cost basis of our investments by the credit quality indicator we assigned to each lease or loan guarantor as of December 31, 2021 and December 31, 2020:

	December 31, 2021
(In thousands)	Ba2	Ba3	B1	B2	B3	N/A (1)	Total
Investments in leases - sales-type and financing receivable, Investments in loans, Other assets and Other liabilities	$—	$951,033	$14,888,770	$868,629	$279,579	$98,739	$17,086,749

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2020
(In thousands)	Ba2	Ba3	B1	B2	B3	N/A (1)	Total
Investments in leases - sales-type and financing receivable and Investments in loans	$—	$—	$15,733,402	$934,628	$281,246	$65,012	$17,014,288

(1)

We estimate the CECL allowance for the Chelsea Piers Mortgage Loan and Great Wolf Mezzanine Loan using a traditional commercial real estate model based on standardized credit metrics to estimate potential losses.

Note 6 — Other Assets and Other Liabilities

Other Assets

The following table details the components of our other assets as of December 31, 2021 and 2020:

(In thousands)	December 31, 2021	December 31, 2020
Sales-type sub-leases, net	$273,970	$277,481
Debt financing costs	24,928	8,879
Deferred acquisition costs	24,690	1,788
Right of use assets	6,123	6,641
Tenant receivable for property taxes	5,032	3,384
Prepaid expenses	2,901	1,841
Interest receivable	2,780	2,742
Property and equipment used in operations, net	1,006	1,112
Forward swap asset	884	—
Other receivables	183	507
Other	1,517	1,345

Total other assets	$344,014	$305,720

(1)

As of December 31, 2021 and December 31, 2020, sales-type sub-leases are net of $6.5 million and $6.9 million of Allowance for credit losses, respectively. Refer to Note 5 - Allowance for Credit Losses for further details.

Property and equipment used in operations, included within other assets, is primarily attributable to furniture and equipment at our corporate headquarters and consists of the following as of December 31, 2021 and 2020:

(In thousands)	December 31, 2021	December 31, 2020
Furniture and equipment	$1,266	$1,251

Total property and equipment used in operations	1,266	1,251
Less: accumulated depreciation	(260)	(139)

Total property and equipment used in operations, net	$1,006	$1,112

	Year Ended December 31,
(In thousands)	2021	2020	2019
Depreciation expense	$121	$116	$16

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Liabilities

The following table details the components of our other liabilities as of December 31, 2021 and 2020:

(In thousands)	December 31, 2021	December 31, 2020
Finance sub-lease liabilities	$280,510	$284,376
Deferred financing liability	73,600	73,600
Lease liabilities	6,123	6,641
CECL allowance for unfunded loan commitments	1,037	—
Derivative liability	—	92,521

Total other liabilities	$361,270	$457,138

Note 7 — Debt

The following tables detail our debt obligations as of December 31, 2021 and 2020:

($ in thousands)	December 31, 2021
Description of Debt	Final Maturity	Interest Rate	Face Value	Carrying Value (1)
Secured Revolving Credit Facility (2)	2024	L + 2.00%	$—	$—
Senior Unsecured Notes (3)
2025 Notes	2025	3.500%	750,000	742,677
2026 Notes	2026	4.250%	1,250,000	1,235,972
2027 Notes	2027	3.750%	750,000	741,409
2029 Notes	2029	4.625%	1,000,000	987,331
2030 Notes	2030	4.125%	1,000,000	987,134

Total Debt			$4,750,000	$4,694,523

($ in thousands)	December 31, 2020
Description of Debt	Final Maturity	Interest Rate	Face Value	Carrying Value (1)
VICI PropCo Senior Secured Credit Facilities
Secured Revolving Credit Facility (2)	2024	L + 2.00%	$—	$—
Term Loan B Facility (4)	2024	L + 1.75%	2,100,000	2,080,974
Senior Unsecured Notes (3)
2025 Notes	2025	3.500%	750,000	740,333
2026 Notes	2026	4.250%	1,250,000	1,233,119
2027 Notes	2027	3.750%	750,000	739,733
2029 Notes	2029	4.625%	1,000,000	985,730
2030 Notes	2030	4.125%	1,000,000	985,643

Total Debt			$6,850,000	$6,765,532

(1)	Carrying value is net of original issue discount and unamortized debt issuance costs incurred in conjunction with debt.
(2)

The commitment fee under the Secured Revolving Credit Facility was calculated on a leverage-based pricing grid with a range of 0.375% to 0.5%, in each case depending on our total net debt to adjusted total assets ratio. Subsequent to year end, on February 8, 2022, we terminated the Secured Revolving Credit Facility (including the first priority lien on substantially all of VICI PropCo’s and its existing and subsequently acquired wholly owned material domestic restricted subsidiaries’ material assets) and the Existing Credit Agreement, and entered into the Credit Agreement providing for the Credit Facilities, as described below.

(3)	Interest is payable semi-annually.
(4)

The Term Loan B Facility was repaid in full on September 15, 2021 using the proceeds from the settlement of the June 2020 forward sale agreement and September 2021 equity offering of VICI REIT, which were contributed to the Partnership. Additionally, all of our outstanding interest rate swap agreements were subsequently unwound and settled.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table is a schedule of future minimum payments of our debt obligations as of December 31, 2021:

($ in thousands)	Future Minimum Payments
2022	$—
2023	—
2024	—
2025	750,000
2026	1,250,000
Thereafter	2,750,000

Total minimum repayments	$4,750,000

Senior Unsecured Notes

November 2019 Senior Unsecured Notes

On November 26, 2019, we and the Co-Issuer (together with the Partnership, the “Issuers”) issued (i) $1,250.0 million in aggregate principal amount of 4.250% 2026 Notes, which mature on December 1, 2026, and (ii) $1,000.0 million in aggregate principal amount of 4.625% 2029 Notes, which mature on December 1, 2029, under separate indentures, each dated as of November 26, 2019, among the Issuers, the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee (the “Trustee”). We used a portion of the net proceeds of the offering to repay in full the $1.55 billion mortgage financing of Caesars Palace Las Vegas, and pay certain fees and expenses including the net prepayment penalty of $55.4 million. On January 24, 2020, the remaining net proceeds were used to pay for a portion of the purchase price of the JACK Cleveland/ Thistledown Acquisition.

Interest on the November 2019 Senior Unsecured Notes is payable semi-annually in cash in arrears on June 1 and December 1 of each year. The 2026 Notes and 2029 Notes are redeemable at our option, in whole or in part, at any time on or after December 1, 2022 and December 1, 2024, respectively, at the redemption prices set forth in the respective indenture. We may redeem some or all of the 2026 Notes or the 2029 Notes prior to such respective dates at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to December 1, 2022, we may redeem up to 40% of the aggregate principal amount of the 2026 Notes or the 2029 Notes using the proceeds of certain equity offerings at the redemption price set forth in the respective indenture.

February 2020 Senior Unsecured Notes

On February 5, 2020, the Issuers issued (i) $750.0 million in aggregate principal amount of 3.500% 2025 Notes, which mature on February 15, 2025, (ii) $750.0 million in aggregate principal amount of 3.750% 2027 Notes, which mature on February 15, 2027, and (iii) $1,000.0 million in aggregate principal amount of 4.125% 2030 Notes, which mature on August 15, 2030, under separate indentures, each dated as of February 5, 2020, among the Issuers, the subsidiary guarantors party thereto and the Trustee. We placed $2.0 billion of the net proceeds of the offering into escrow pending the consummation of the Eldorado Transaction (which was subsequently released from escrow and used to fund a portion of the purchase price of the Eldorado Transaction on July 20, 2020), and used the remaining net proceeds from the 2025 Notes, together with cash on hand, to redeem in full the outstanding $498.5 million in aggregate principal amount of the Second Lien Notes plus the Second Lien Notes Applicable Premium (as defined in the Second Lien Notes indenture), for a total redemption cost of approximately $537.5 million.

Interest on the February 2020 Senior Unsecured Notes is payable semi-annually in cash in arrears on February 15 and August 15 of each year. The 2025 Notes, 2027 Notes and 2030 Notes are redeemable at our option, in whole or in part, at any time on or after February 15, 2022, February 15, 2023, and February 15, 2025, respectively, at the redemption prices set forth in the respective indenture. We may redeem some or all of the 2025 Notes, 2027 Notes or 2030 Notes prior to such respective dates at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to February 15, 2022, with respect to the 2025 Notes, and February 15, 2023, with respect to the 2027 Notes and 2030 Notes, we may redeem up to 40% of the aggregate principal amount of the 2025 Notes, 2027 Notes or 2030 Notes using the proceeds of certain equity offerings at the redemption price set forth in the respective indenture.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Guarantee and Financial Covenants

Until February 8, 2022, the November 2019 Senior Unsecured Notes and the February 2020 Senior Unsecured Notes (together, the “Senior Unsecured Notes”) were fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future direct and indirect wholly owned material domestic subsidiaries that incurs or guarantees certain bank indebtedness or any other material capital market indebtedness, other than certain excluded subsidiaries and the Co-Issuer. All subsidiary guarantees were released upon the execution of the Credit Agreement on February 8, 2022.

The respective indentures for the Senior Unsecured Notes each contain covenants that limit the Issuers’ and their restricted subsidiaries’ ability to, among other things: (i) incur additional debt; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of exceptions and qualifications, including the ability to declare or pay any cash dividend or make any cash distribution to VICI REIT to the extent necessary for VICI REIT to fund a dividend or distribution by VICI REIT that it believes is necessary to maintain its status as a REIT or to avoid payment of any tax for any calendar year that could be avoided by reason of such distribution, and the ability to make certain restricted payments not to exceed 95% of our cumulative Funds From Operations (as defined in the Senior Unsecured Notes indentures), plus the aggregate net proceeds from (i) the sale of certain equity interests in, (ii) capital contributions to, and (iii) certain of our convertible indebtedness. As of December 31, 2021, our restricted net assets were approximately $7.4 billion.

New Unsecured Credit Facilities

Subsequent to year end, in February 2022, we entered into the Credit Agreement providing for (i) the Revolving Credit Facility in the amount of $2.5 billion scheduled to mature on March 31, 2026 and (ii) the Delayed Draw Term Loan in the amount of $1.0 billion scheduled to mature on March 31, 2025. The Revolving Credit Facility includes two six-month maturity extension options and the Delayed Draw Term Loan includes two twelve-month extension options, in each case, the exercise of which is subject to customary conditions and the payment of an extension fee of 0.0625% on the extended commitments, in the case of each six-month extension of the Revolving Credit Facility, and 0.125% on the extended term loans, in the case of each twelve-month extension of the Delayed Draw Term Loan. The Credit Facilities include the option to increase the revolving loan commitments by up to $1.0 billion and increase the delayed draw term loan commitments or add one or more new tranches of term loans by up to $1.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.

Borrowings under the Credit Facilities will bear interest, at the Partnership’s option, (i) with respect to the Revolving Credit Facility, at a rate based on SOFR (including a credit spread adjustment) plus a margin ranging from 0.775% to 1.325% or a base rate plus a margin ranging from 0.00% to 0.325%, in each case, with the actual margin determined according to our debt ratings, and (ii) with respect to the Delayed Draw Term Loan, at a rate based on SOFR (including a credit spread adjustment) plus a margin ranging from 0.85% to 1.60% or a base rate plus a margin ranging from 0.00% to 0.60%, in each case, with the actual margin determined according to our debt ratings. The base rate is the highest of (i) the prime rate of interest last quoted by the Wall Street Journal in the U.S. then in effect, (ii) the NYFRB rate from time to time plus 0.5% and (iii) the SOFR rate for a one-month interest period plus 1.0%, subject in each case to a floor of 1.0%. In addition, the Revolving Credit Facility requires the payment of a facility fee ranging from 0.15% to 0.375% (depending on our debt rating) of total revolving commitments.

Pursuant to the terms of the Credit Agreement, we are subject to, among other things, customary covenants and the maintenance of various financial covenants. The Credit Agreement is consistent with certain tax-related requirements related to security for our debt. If the MGP Transactions Bridge Facility and/or the Venetian Acquisition Bridge Facility (each as described below) is funded and remains outstanding for 90 days, then the Credit Facilities are required to be secured on a second priority basis with the same collateral securing the MGP Transactions Bridge Facility for so long as the MGP Transactions Bridge Facility remains outstanding.

On February 18, 2022, we drew on the Revolving Credit Facility in the amount of $600.0 million to fund a portion of the purchase price of the Venetian Acquisition.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Senior Secured Credit Facilities

In December 2017, VICI PropCo entered into a credit agreement (as amended, amended and restated and otherwise modified, the “Existing Credit Agreement”), which was subsequently amended and restated in May 2019 and amended in January 2020, comprised of a $2.2 billion Term Loan B Facility and a $1.0 billion Secured Revolving Credit Facility (the Term Loan B Facility and the Secured Revolving Credit Facility, as amended, are referred to together as the “Senior Secured Credit Facilities”). Pursuant to the Existing Credit Agreement, the Term Loan B Facility bore interest at a rate of LIBOR plus 1.75% and the Secured Revolving Credit Facility was subject to an interest rate based on a leverage-based pricing grid with a range of between 1.75% to 2.00% over LIBOR, or between 0.75% and 1.00% over the base rate, in each case depending on our total net debt to adjusted total assets ratio. The commitment fee payable under the Secured Revolving Credit Facility bore interest at a rate based on a leverage-based pricing grid with a range of between 0.375% to 0.50% depending on our total net debt to adjusted total assets ratio. The Secured Revolving Credit Facility also required the payment of a commitment fee of between 0.375% to 0.50% depending on our total net debt to adjusted total assets ratio. The Credit Agreement contained customary covenants and, with respect to the Secured Revolving Credit Facility, certain financial covenants.

The Senior Secured Credit Facilities were secured by a first priority lien on substantially all of VICI PropCo’s material assets (and those of its existing and subsequently acquired wholly owned material domestic restricted subsidiaries), including mortgages on their respective real estate, subject to customary exclusions. The Partnership was not subject to the covenants of the Existing Credit Agreement nor was the Partnership a guarantor of the Senior Secured Credit Facilities.

On September 15, 2021, we repaid in full the Term Loan B Facility, including accrued interest, using proceeds that VICI REIT contributed to us from the settlement of its June 2020 forward sale agreement and its issuance of 65,000,000 shares of common stock from its September 2021 equity offering. In connection with the full repayment, we recognized a loss on extinguishment of debt of $15.6 million during the year ended December 31, 2021, representing the write-off of the remaining unamortized deferred financing costs. Following the repayment in full of the Term Loan B Facility, the Secured Revolving Credit Facility remained in effect pursuant to the Existing Credit Agreement.

On February 8, 2022, we terminated the Secured Revolving Credit Facility (including the first priority lien on substantially all of VICI PropCo’s material assets and those of its existing and subsequently acquired wholly owned material domestic restricted subsidiaries) and the Existing Credit Agreement, and entered into the Credit Agreement providing for the Credit Facilities, as described above.

Bridge Facilities

MGP Transactions Bridge Facility

On August 4, 2021, in connection with the MGP Transactions, VICI PropCo entered into a Commitment Letter (the “MGP Transactions Commitment Letter”) with Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. (collectively, the “MGP Transactions Bridge Lender”), pursuant to which, and subject to the terms and conditions set forth therein, the MGP Transactions Bridge Lender provided commitments in an amount up to $9.3 billion in the aggregate, consisting of a 364-day first lien secured bridge facility (the “MGP Transactions Bridge Facility”), for the purpose of providing a portion of the financing necessary to fund (i) the consideration to be paid in connection with the Redemption pursuant to the terms of the MGP Master Transaction Agreement, (ii) amounts to be paid in connection with offers to repurchase the MGP OP Notes pursuant to their respective indentures if the assumption of such notes by the Partnership in the Mergers is unsuccessful and (iii) related fees and expenses. The commitment fee is equal to, (i) with respect to any commitments that remain outstanding on or prior to September 15, 2021, 0.25% of such commitments, (ii) with respect to any commitments that remain outstanding after September 15, 2021 and are terminated on or prior to August 4, 2022, 0.50% of such commitments, and (iii) with respect to any commitments that remain outstanding after August 4, 2022, 0.75% of such commitments. For the year ended December 31, 2021, we recognized $38.7 million of fees related to the MGP Transactions Bridge Facility in Interest expense on our Statement of Operations.

Commitments and loans under the MGP Transactions Bridge Facility will be reduced or prepaid, as applicable, in part with the proceeds of certain incurrences of indebtedness, issuances of equity and asset sales. If we use the MGP Transactions Bridge Facility, funding is contingent on the satisfaction of certain customary conditions set forth in the MGP Transactions Commitment Letter, including, among others, (i) the execution and delivery of definitive documentation with respect to the MGP Transactions Bridge Facility in accordance with the terms set forth in the MGP Transactions Commitment Letter and (ii) the consummation of the MGP Transactions in accordance with the MGP Master Transaction Agreement. Although we do not currently expect VICI PropCo to make any borrowings under the MGP Transactions Bridge Facility, there can be no assurance

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

that such borrowings will not be made or that we will be able to incur alternative long-term debt financing in lieu of borrowings under the MGP Transactions Bridge Facility on favorable terms, or at all. Interest under the MGP Transactions Bridge Facility, if funded, will be calculated on a rate between (i) LIBOR plus 200 basis points and LIBOR plus 275 basis points or (ii) the base rate plus 100 basis points and the base rate plus 175 basis points, in each case depending on duration. The MGP Transactions Bridge Facility, if funded, will contain restrictive covenants and events of default substantially similar to those contained in the Senior Secured Credit Facilities. If we draw upon the MGP Transactions Bridge Facility, there can be no assurances that we would be able to refinance the MGP Transactions Bridge Facility on satisfactory terms, or at all.

On September 23, 2021, following the successful early tender results and participation of the Exchange Offers and Consent Solicitations, the execution of the MGP OP Supplemental Indentures and the elimination of the change of control covenants in connection therewith, $4,242.0 million in committed financing (representing the second tranche of the MGP Transactions Bridge Facility) was terminated in accordance with the terms of the MGP Transactions Commitment Letter.

Venetian Acquisition Bridge Facility

On March 2, 2021, in connection with the Venetian Acquisition, VICI PropCo entered into a Commitment Letter (the “Venetian Acquisition Commitment Letter”) with Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch, and Morgan Stanley Senior Funding, Inc. (collectively, the “Venetian Acquisition Bridge Lender”), pursuant to which, and subject to the terms and conditions set forth therein, the Venetian Acquisition Bridge Lender has provided commitments in an amount up to $4.0 billion in the aggregate, consisting of a 364-day first lien secured bridge facility (the “Venetian Acquisition Bridge Facility”), for the purpose of providing a portion of the financing necessary to fund the consideration in connection with the Venetian PropCo Acquisition. On March 8, 2021, following VICI REIT’s entry into certain March 2021 forward sale agreements, the commitments under the Venetian Acquisition Bridge Facility were reduced by $1,890.0 million. On December 13, 2021, the commitments under Venetian Bridge Acquisition Facility were reduced by an additional $1,410.0 million. As of December 31, 2021, $700.0 million of commitments under the Venetian Acquisition Bridge Facility remained outstanding. Subsequent to year end, on February 23, 2022, the remaining commitments under the Venetian Acquisition Bridge Facility were fully terminated in connection with the closing of the Venetian Acquisition. The Venetian Acquisition Bridge Facility was subject to a tiered commitment fee based on the period the commitment is outstanding and a structuring fee. For the year ended December 31, 2021, we recognized $16.4 million of fees related to the Venetian Acquisition Bridge Facility in Interest expense on our Statement of Operations.

Eldorado Transaction Bridge Facilities

On June 24, 2019, in connection with the Eldorado Transaction, VICI PropCo entered into a commitment letter with Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch (collectively, the “Eldorado Transaction Bridge Lender”), pursuant to which and subject to the terms and conditions set forth therein, the Eldorado Transaction Bridge Lender agreed to provide (i) a 364-day first lien secured bridge facility of up to $3.3 billion in the aggregate and (ii) a 364-day second lien secured bridge facility of up to $1.5 billion in the aggregate (collectively the “Eldorado Transaction Bridge Facilities”), for the purpose of providing a portion of the financing necessary to fund the consideration to be paid pursuant to the terms of the Eldorado Transaction documents and related fees and expenses. Following the November 2019 Senior Unsecured Notes offering, the commitments under the Eldorado Transaction Bridge Facilities were reduced by $1.6 billion, to $3.2 billion. Following the February 2020 Senior Unsecured Notes offering, we placed $2.0 billion of the net proceeds of the offering into escrow pending the consummation of the Eldorado Transaction and the commitments under the Eldorado Transaction Bridge Facilities were further reduced by $2.0 billion to $1.2 billion. The Eldorado Transaction Bridge Facilities were subject to a tiered commitment fee based on the period the commitment is outstanding and a structuring fee. The structuring fee was equal to 0.10% of the total aggregate commitments at June 24, 2019 and was payable as such commitments were terminated. For the year ended December 31, 2020, we recognized $3.1 million of fees related to the Eldorado Transaction Bridge Facilities in Interest expense on our Statement of Operations. No such amount was recognized for the year ended December 31, 2021 as the Eldorado Transaction Bridge Facilities were fully terminated at our election in June 2020.

Second Lien Notes

The Second Lien Notes were issued on October 6, 2017, pursuant to an indenture by and among VICI PropCo and its wholly owned subsidiary, VICI FC Inc., the subsidiary guarantors party thereto, and UMB Bank National Association, as trustee. On February 20, 2020, we used a portion of the proceeds from the issuance of the 2025 Notes, together with cash on hand, to redeem in full the Second Lien Notes at a redemption price of 100% of the principal amount of the Second Lien Notes then outstanding plus the Second Lien Notes Applicable Premium (as defined in the Second Lien Notes indenture), for a total redemption cost of $537.5 million. In connection with the full redemption, we recognized a loss on extinguishment of debt of $39.1 million during the year ended December 31, 2020.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CPLV CMBS Debt

The CPLV CMBS Debt was incurred on October 6, 2017 pursuant to a loan agreement, and was secured by a first priority lien on all of the assets of CPLV Property Owner LLC, as borrower. On November 26, 2019, we used the proceeds from the November 2019 Senior Unsecured Notes offering to repay in full the CPLV CMBS Debt. Due to the prepayment of the CPLV CMBS Debt, we recognized a loss on extinguishment of debt of $58.1 million during the year ended December 31, 2019, the majority of which related to the prepayment penalty.

Financial Covenants

As described above, our debt obligations are subject to certain customary financial and protective covenants that restrict us and our subsidiaries’ ability to incur additional debt, sell certain asset and restrict certain payments, among other things. These covenants are subject to a number of exceptions and qualifications, including the ability to make restricted payments to maintain the REIT status of VICI REIT. At December 31, 2021, we are in compliance with all financial covenants under our debt obligations.

Note 8 — Derivatives

In December 2021, we entered into a forward-starting interest rate swap agreement with a notional amount of $500.0 million to hedge against changes in future cash flows resulting from changes in interest rates from the trade date through the forecasted issuance date of $500.0 million of long-term debt. We hedged our exposure to the variability in future cash flows for a forecasted issuance of long-term debt over a maximum period ending December 2023. The forward-starting interest rate swap was designated as a cash-flow hedge. Subsequent to year-end, we entered into additional forward-starting interest rate swap agreements with an aggregate notional amount of $2.0 billion and fixed rates ranging from 1.5850% to 1.6900% and maturities ranging from May 2, 2027 to May 2, 2032. Additionally, subsequent to year end we entered into two U.S. Treasury Rate Lock agreements with an aggregate notional amount of $500.0 million to hedge against the changes in future cash flows resulting from changes in interest rates from the trade date through the forecasted issuance date of $500.0 million of long term debt. The treasury locks were designated as cash-flow hedges. The additional forward-starting interest rate swap agreements continue to hedge our exposure to the variability in future cash flows for a forecasted issuance of long-term debt over a maximum period ending December 2023 and are designated as cash-flow hedges.

In April 2018 and January 2019, we entered into six interest rate swap agreements with third party financial institutions having an aggregate notional amount of $2.0 billion. The interest rate swap transactions were designated as cash flow hedges that effectively fix the LIBOR component of the interest rate on a portion of the outstanding debt under the Term Loan B Facility at 2.8297%. On September 15, 2021, in connection with the full repayment of the Term Loan B Facility, we unwound and settled all of our outstanding interest rate swap agreements resulting in a cash payment of $66.9 million, inclusive of accrued interest of $2.7 million. As the Term Loan B Facility was repaid in full with proceeds from the issuance of 65,000,000 shares of common stock on September 14, 2021 and proceeds from the settlement of the VICI REIT June 2020 forward sale agreement with no replacement debt, the full amount held in Other comprehensive income, $64.2 million, was immediately reclassified to Interest expense.

The following tables detail our outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk as of December 31, 2020 and 2021:

($ in thousands)	December 31, 2021
Instrument	Number of Instruments	Fixed Rate	Notional	Index	Maturity
Forward-starting interest rate swap	1	1.3465%	$500,000	USD SOFR-COMPOUND	May 2, 2032

($ in thousands)	December 31, 2020
Instrument	Number of Instruments	Fixed Rate	Notional	Index	Maturity
Interest rate swaps	4	2.8297%	$1,500,000	USD LIBOR	April 22, 2023
Interest rate swaps	2	2.3802%	$500,000	USD LIBOR	January 22, 2021

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2021 and 2020, the swaps are in net unrealized gain and loss positions, respectively and are recorded within Other assets and Other liabilities, respectively. The following table presents the effect of our derivative financial instruments on our Statement of Operations:

	Year Ended December 31,
(In thousands)	2021	2020	2019
Unrealized gain (loss) recorded in other comprehensive income	$29,166	$(27,443)	$(42,954)
Interest recorded in interest expense	29,960	42,797	9,269
Interest rate swap settlement recorded in interest expense	64,239	—	—

Note 9 — Fair Value

The following tables summarize our assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020:

	December 31, 2021
(In thousands)	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3
Financial assets:
Derivative instruments - forward-starting interest rate swap (1)	$884	$—	$884	$—

	December 31, 2020
(In thousands)	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3
Financial assets:
Short-term investments (2)	$19,973	$—	$19,973	$—
Financial liabilities:
Derivative instruments - interest rate swaps (1)	$92,521	$—	$92,521	$—

(1)

The fair values of our interest rate swap derivative instruments were estimated using advice from a third-party derivative specialist, based on contractual cash flows and observable inputs comprising interest rate curves and credit spreads, which are Level 2 measurements as defined under ASC 820.

(2)	The carrying value of these investments is equal to their fair value due to the short-term nature of the investments as well as their credit quality.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The estimated fair values of our financial instruments at December 31, 2021 and 2020 for which fair value is only disclosed are as follows:

	December 31, 2021		December 31, 2020
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Investments in leases - financing receivables (1)	$2,644,824	$3,104,337	$2,618,562	$2,684,955
Investments in loans (2)	498,002	498,614	536,721	538,151
Cash and cash equivalents	705,566	705,566	286,245	286,245
Financial liabilities:
Debt (3)
Secured Revolving Credit Facility	$—	$—	$—	$—
Term Loan B Facility	—	—	2,080,974	2,065,875
2025 Notes	742,677	763,125	740,333	766,875
2026 Notes	1,235,972	1,296,875	1,233,119	1,296,875
2027 Notes	741,409	772,500	739,733	763,125
2029 Notes	987,331	1,067,500	985,730	1,070,000
2030 Notes	987,134	1,055,000	985,643	1,045,000

(1)

These investments represent the JACK Cleveland/Thistledown Lease Agreement and the Harrah’s Original Call Properties. The fair value of these assets are based on significant “unobservable” market inputs and, as such, these fair value measurements are considered Level 3 of the fair value hierarchy.

(2)

These investments represent the (i) Caesars Forum Convention Center Mortgage Loan, (ii) Chelsea Piers Mortgage Loan, (iii) Amended and Restated ROV Loan (which was terminated on October 4, 2021) and (iv) Great Wolf Mezzanine Loan. We believe the current principal balance of the investments approximates their fair value.

(3)

The fair value of our debt instruments was estimated using quoted prices for identical or similar liabilities in markets that are not active and, as such, these fair value measurements are considered Level 2 of the fair value hierarchy.

Gain Upon Lease Modification in Connection with the Eldorado Transaction

On July 20, 2020, in connection with the Eldorado Transaction and as required under ASC 842, we reassessed the lease classifications of the Las Vegas Master Lease Agreement, Regional Master Lease Agreement and Joliet Lease Agreement and determined the leases meet the definition of a sales-type lease, including the land component of Caesars Palace Las Vegas. As a result of the reclassifications of the Caesars Lease Agreements from direct financing and operating leases to sales-type leases, we recorded the investments at their estimated fair values as of the modification date and recognized a net gain equal to the difference in fair value of the asset and its carrying value immediately prior to the modification.

We valued the real estate portfolio using a rent multiple taking into consideration a variety of factors, including (i) asset quality and location, (ii) property and lease-level operating performance and (iii) supply and demand dynamics of each property’s respective market. With respect to certain assets which were subject to signed sale agreements as of the date of reassessment, and were subject to removal from the Regional Master Lease Agreement upon consummation of such transactions, which includes Harrah’s Reno, Bally’s Atlantic City and Louisiana Downs, these assets were recorded at fair value using the contract price less costs to sell.

As a result of the re-measurement of the Caesars Lease Agreements to fair value, we recognized a $333.4 million gain upon lease modification in our Statement of Operations during the year ended December 31, 2020.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes our assets measured at fair value on a non-recurring basis in relation to the gain upon modification of the Caesars Lease Agreements on July 20, 2020 the date of modification:

	July 20, 2020
(In thousands)	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3
Financial assets:
Investments in sales-type leases - Caesars Lease Agreements (1)	$10,228,465	$—	$—	$10,228,465
Investments in sales-type leases - assets subject to sales agreements (2)	$55,325	$—	$55,325	$—

(1)

The fair value measurement of the Caesars Lease Agreements excludes the Harrah’s Original Call Properties Acquisitions, HLV Additional Rent Acquisition and CPLV Additional Rent Acquisition as these transactions occurred in connection with the Eldorado Transaction and the investments are measured at historical cost.

(2)

Represents the Harrah’s Reno, Bally’s Atlantic City and Louisiana Downs assets, which were subject to sales agreements at the date of the modification. The fair value of these investments is based on the contract price and represents a Level 2 measurement as defined in ASC 820.

The following table summarizes the significant unobservable inputs used in non-recurring Level 3 fair value measurements:

			Significant Assumptions
(In thousands)	Fair Value (1)	Valuation Technique	Range	Weighted Average (2)
Asset Type
Investment in sales-type lease - Casinos	$10,228,465	Rent Multiple	9.75x - 15.50x	13.0x

(1)

The fair value measurement of the Caesars Lease Agreements excludes the Harrah’s Original Call Properties Acquisitions, HLV Additional Rent Acquisition and CPLV Additional Rent Acquisition as these transactions occurred in connection with the Eldorado Transaction and the investments are measured at historical cost.

(2)	Weighted by relative fair value.

Note 10 — Commitments and Contingent Liabilities

Litigation

In the ordinary course of business, from time to time, we may be subject to legal claims and administrative proceedings. As of December 31, 2021, we are not subject to any litigation that we believe could have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations, liquidity or cash flows.

In connection with the Mergers, three lawsuits were filed by purported MGP shareholders and six lawsuits were filed by purported VICI REIT stockholders challenging the disclosures made, as applicable, in VICI REIT’s Registration Statement on Form S-4 filed on September 8, 2021 and VICI REIT’s Prospectus filed on September 23, 2021. The plaintiffs in each action sought, among other things, to enjoin the Mergers and the transactions contemplated by the MGP Master Transaction Agreement and an award of costs and attorneys’ fees. Each of the lawsuits has been dismissed pursuant to applicable litigation procedure, although additional lawsuits arising out of the MGP Transactions may be filed in the future.

Operating Lease Commitments

We are the lessee under various operating leases for offices in New Orleans, LA and New York, NY, which expire in 2022 and 2030, respectively. The discount rate for the New York lease of 5.3% was determined based on the yield of our current secured borrowings, adjusted to match borrowings of similar terms. The weighted average remaining lease term as of December 31, 2021 under our operating leases was 8.42.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total rental expense, included general and administrative expenses in our Statement of Operations and contractual rent expense under these agreements were as follows:

	Year Ended December 31,
(In thousands)	2021	2020	2019
Rent expense	$942	$942	$557
Contractual rent	$949	$686	$375

As of December 31, 2021, we have a $6.1 million right of use asset and corresponding lease liability recorded in Other assets and Other liabilities, respectively, on our Balance Sheet related to our operating lease commitments for which we are the lessee.

The future minimum lease commitments relating to the base lease rent portion of noncancelable operating leases at December 31, 2021 are as follows:

(In thousands)	Lease Commitments
2022	$933
2023	857
2024	857
2025	899
2026	929
Thereafter	3,251

Total minimum lease commitments	$7,726

Discounting factor	1,603
Lease liability	$6,123

Finance Lease Commitments

Certain of our acquisitions necessitate that we assume, as the lessee, ground and use leases, the cost of which is passed to our tenants through the Lease Agreements, which require the tenants to pay all costs associated with such ground and use leases and provide for their direct payment to the landlord.

We have determined we are the primary obligor of certain of such ground and use leases and, accordingly, have presented these leases on a gross basis on our Balance Sheet and Statement of Operations. Further, we assessed the classification of the sub-lease to our tenant through the Lease Agreements, and our obligation as primary obligor of the ground and use leases and determined that they meet the definition of a sales-type lease and finance lease, respectively. The following table details the balance and location in our Balance Sheet of the ground and use leases as of December 31, 2021 and 2020, which is primarily comprised of the HNO Ground Lease:

(In thousands)	December 31, 2021	December 31, 2020
Others assets (sales-type sub-lease)	$273,970	$277,481
Other liabilities (finance sub-lease liability)	280,510	284,376

Total rental income and rental expense, included in Other income and Other expenses, respectively, in our Statement of Operations and contractual rent expense under these agreements were as follows:

	Year Ended December 31,
(In thousands)	2021	2020	2019
Rental income and expense (1)	$22,484	$11,632	$410
Contractual rent	$26,350	$17,983	$452

(1)

For the years ended December 31, 2021 and 2020, these amounts are presented gross in Other income with an offsetting amount in Other expenses within the Statement of Operations. For the year ended December 31, 2019, we recorded such amounts as a component of General and administrative expenses on a net basis as these charges were not material to the Statement of Operations.

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The future minimum lease commitments relating to the ground and use leases at December 31, 2021 are as follows:

(In thousands)	Lease Commitments
2022	$26,350
2023	23,350
2024	23,350
2025	23,350
2026	23,350
Thereafter	741,729

Total minimum lease commitments	$861,479

Discounting factor	580,969
Finance sub-lease liability	$280,510

The discount rate for the ground and use leases was determined based on the yield of our current secured borrowings, adjusted to match borrowings of similar terms and are between 6% and 8%. The weighted average remaining lease term as of December 31, 2021 under our finance leases was 36.8 years.

Note 11 — Earnings Per Unit

Basic earnings per unit is computed by dividing net income attributable to partners’ capital by the weighted-average number of units outstanding during the period. In accordance with the Partnership agreement, for each share of common stock issued at VICI REIT, a corresponding unit is issued by the Partnership. Accordingly, diluted earnings per unit reflects the additional dilution for all potentially dilutive units resulting from potentially dilutive VICI REIT stock issuances, such as options, unvested restricted stock awards, unvested performance-based restricted stock awards and the units to be issued by us upon settlement of any outstanding forward sale agreements of VICI REIT. The units issuable upon settlement of any outstanding forward sale agreements of VICI REIT are reflected in the diluted earnings per unit calculations using the treasury stock method. Under this method, the number of units used in calculating diluted earnings per unit is deemed to be increased by the excess, if any, of the number of units that would be issued upon full physical settlement of the units under any outstanding forward sale agreements over the number of shares of VICI REIT common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sales price at the end of the reporting period). If and when VICI REIT physically or net share settles the shares of VICI REIT common stock under the outstanding forward sale agreements, the delivery of shares of VICI REIT common stock will result in an increase in the number of Partnership units outstanding and resulting dilution to earnings per unit.

The following tables reconcile the weighted-average units outstanding used in the calculation of basic earnings per unit to the weighted-average number of units outstanding used in the calculation of diluted earnings per unit:

	Year Ended December 31,
(In thousands)	2021	2020	2019
Determination of shares:
Weighted-average units outstanding	564,467	506,141	435,071
Assumed conversion of VICI REIT restricted stock	924	412	566
Assumed settlement of VICI REIT forward sale agreements	11,675	4,356	3,516

Diluted weighted-average units outstanding	577,066	510,909	439,153

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Basic and Diluted Earnings Per Unit

	Year Ended December 31,
(In thousands, except per unit data)	2021	2020	2019
Basic:
Net income attributable to partners	$1,008,534	$889,608	$527,450
Weighted-average units outstanding	564,467	506,141	435,071

Basic EPU	$1.79	$1.76	$1.21

Diluted:
Net income attributable to partners	$1,008,534	$889,608	$527,450
Diluted weighted-average units outstanding	577,066	510,909	439,153

Diluted EPU	$1.75	$1.74	$1.20

Note 12 — Stock-Based Compensation

The 2017 Stock Incentive Plan of VICI REIT (the “Plan”) is designed to provide long-term equity-based compensation to our employees and the directors of VICI REIT. It is administered by the Compensation Committee of the Board of Directors of VICI REIT. Awards under the Plan may be granted with respect to an aggregate of 12,750,000 shares of common stock of VICI REIT and may be issued in the form of: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) restricted stock units or (g) unrestricted stock. In addition, the Plan limits the total number of shares of common stock of VICI REIT with respect to which awards may be granted to any employee or director during any one calendar year. At December 31, 2021, 10,988,035 shares of common stock remained available for issuance by VICI REIT as equity awards under the Plan.

Time-Based Restricted Stock

During the years ended December 31, 2021, 2020 and 2019, VICI REIT granted approximately 172,000, 179,000, and 177,000 shares of VICI REIT restricted stock, respectively, under the Plan, respectively, to employees of the Partnership subject to vesting restrictions based on service. Such restricted time-based stock awards of VICI REIT vest ratably on an annual basis over a service period of one to three years. The number of shares granted was determined based on the 10-day volume weighted average price using the 10 trading days immediately preceding the grant date.

Performance-Based Restricted Stock Units

During the years ended December 31, 2021, 2020 and 2019 VICI REIT granted approximately 188,000, 239,000, and 158,000 restricted stock units, respectively, under the Plan to employees of the Partnership, subject to vesting restrictions based on specified absolute and relative total stockholder return goals measured over a three-year performance period. We used a Monte Carlo Simulation (risk-neutral approach) to determine the number of shares that may be earned and vested pursuant to the award as these awards were deemed to have a market condition. The risk-free interest rate assumptions used in the Monte Carlo Simulation were determined based on the zero-coupon risk-free rate of 0.2% - 2.4% and an expected price volatility of 13.8% - 35.0%. The expected price volatility was calculated based on both historical and implied volatility.

The following table details the stock-based compensation expense recorded as General and administrative expense in the Statement of Operations:

	Year Ended December 31,
(In thousands)	2021	2020	2019
Stock-based compensation expense	$9,266	$7,322	$5,195

VICI PROPERTIES L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table details the activity of our incentive stock, time-based restricted stock and performance-based restricted stock units:

(In thousands, except for per unit data)	VICI REIT Shares	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2018	398,253	$19.60
Granted	338,788	22.03
Vested	(121,786)	18.57
Forfeited	(13,783)	20.44
Canceled	—	—

Outstanding as of December 31, 2019	601,472	21.16

Granted	423,181	21.49
Vested	(144,694)	20.21
Forfeited	(24,655)	21.21
Canceled	—	—

Outstanding as of December 31, 2020	855,304	21.48

Granted	494,335	18.79
Vested	(397,204)	19.19
Forfeited	(64,271)	19.58
Canceled	—	—

Outstanding as of December 31, 2021	888,164	$21.15

As of December 31, 2021, there was $9.8 million of unrecognized compensation cost related to non-vested stock-based compensation arrangements under the Plan. This cost is expected to be recognized over a weighted average period of 1.7 years.